Filed Pursuant to Rule 424(b)(5)
Registration No. 333-200740

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
2.625% Senior Notes due 2020	$500,000,000	100%	$500,000,000	$58,100(1)
3.200% Senior Notes due 2022	$500,000,000	100%	$500,000,000	$58,100(1)
3.600% Senior Notes due 2025	$1,000,000,000	100%	$1,000,000,000	$116,200(1)
4.700% Senior Notes due 2045	$900,000,000	100%	$900,000,000	$104,580(1)

(1)	Calculated pursuant to Rule 457(r) under the Securities Act.

PROSPECTUS SUPPLEMENT

(To Prospectus Dated December 4, 2014)

$2,900,000,000

Laboratory Corporation of America Holdings

$500,000,000 2.625% Senior Notes due 2020

$500,000,000 3.200% Senior Notes due 2022

$1,000,000,000 3.600% Senior Notes due 2025

$900,000,000 4.700% Senior Notes due 2045

The 2.625% Senior Notes due 2020 (the “2020 Notes”), the 3.200% Senior Notes due 2022 (the “2022 Notes”), the 3.600% Senior Notes due 2025 (the “2025 Notes”), and the 4.700% Senior Notes due 2045 (the “2045 Notes”, and collectively with the 2020 Notes, the 2022 Notes and the 2025 Notes, the “Notes”) will bear interest at the rate of 2.625%, 3.200%, 3.600% and 4.700% per year, respectively. Interest on the Notes is payable semi-annually in arrears on February 1 and August 1 of each year, beginning on August 1, 2015. The 2020 Notes, the 2022 Notes, the 2025 Notes and the 2045 Notes will mature on February 1, 2020, February 1, 2022, February 1, 2025 and February 1, 2045, respectively. We may redeem some or all of the Notes of each series at any time or from time to time prior to their maturity at the applicable redemption prices set forth, and as further described, under the caption “Description of the Notes—Optional Redemption.” If we experience a Change of Control Repurchase Event and have not otherwise elected to redeem any series of the Notes, we will be required to offer to repurchase each series of the Notes from holders as described under the caption “Description of the Notes—Offer to Repurchase upon a Change of Control Repurchase Event.”

On November 2, 2014, we entered into an Agreement and Plan of Merger (the “Merger Agreement”), among the Company, Neon Merger Sub Inc., and Covance Inc. (“Covance”), for the acquisition of 100% of the capital stock of Covance. We refer to this transaction as the Acquisition. If the Acquisition has not been consummated on or prior to June 30, 2015 or if, prior to such date, the Merger Agreement is terminated, we will be required to redeem all of the Notes at a redemption price equal to 101% of the principal amount of each series of Notes, plus accrued and unpaid interest, if any, to, but not including, the redemption date. See “Description of the Notes—Special Mandatory Redemption.”

The Notes will be our unsecured senior obligations and will rank equally with all of our other unsecured senior indebtedness from time to time outstanding.

Investing in the Notes involves risks. See “Risk Factors” beginning on page S-8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per 2020 Note	Total	Per 2022 Note	Total	Per 2025 Note	Total	Per 2045 Note	Total
Public Offering Price(1)	99.888%	$499,440,000	99.919%	$499,595,000	99.850%	$998,500,000	99.236%	$893,124,000
Underwriting Discounts	0.600%	$3,000,000	0.625%	$3,125,000	0.650%	$6,500,000	0.875%	$7,875,000
Proceeds to Laboratory Corporation of America Holdings (before expenses)	99.288%	$496,440,000	99.294%	$496,470,000	99.200%	$992,000,000	98.361%	$885,249,000

(1)	Plus accrued interest, if any, from January 30, 2015.

The underwriters expect to deliver the Notes to purchasers on or about January 30, 2015, only in book-entry form through the facilities of The Depository Trust Company.

Joint Book-Running Managers

BofA Merrill Lynch	Wells Fargo Securities	Credit Suisse

Co-Managers

Barclays	KeyBanc Capital Markets	MUFG	PNC Capital Markets LLC

TD Securities	US Bancorp

BNY Mellon Capital Markets, LLC	Credit Agricole CIB	Fifth Third Securities

The date of this prospectus supplement is January 21, 2015.

Prospectus Supplement

Prospectus

We have not, and the underwriters have not, authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement or in any free writing prospectus prepared by or on behalf of us. Neither we nor the underwriters take any responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or the documents incorporated herein by reference is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

When used in this prospectus supplement, except where the context otherwise requires, the terms “we,” “our,” “us,” “the Company” and “LabCorp” refer to Laboratory Corporation of America Holdings and its consolidated subsidiaries.

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus contain information about us and about the Notes. They also refer to information contained in other documents that we file with the Securities and Exchange Commission (the “SEC”). If this prospectus supplement is inconsistent with the accompanying prospectus or the documents that are incorporated by reference in this prospectus supplement and the accompanying prospectus, you should rely on this prospectus supplement.

WHERE TO FIND ADDITIONAL INFORMATION

Statements contained in this prospectus supplement, the accompanying prospectus and any free writing prospectus that we have authorized, or that are incorporated by reference into this prospectus supplement or the accompanying prospectus, about the provisions or contents of any agreement or other document are not necessarily complete. If SEC rules and regulations require that any agreement or document be filed as an exhibit to the registration statement and we file the agreement or document, you should refer to that agreement or document for a complete description of these matters.

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You may read and copy any reports, statements or other information on file at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These filings are available at the website maintained by the SEC at http://www.sec.gov. You can also inspect copies of our public filings at the offices of the New York Stock Exchange (the “NYSE”). For further information about obtaining copies of our public filings from the NYSE, please call (212) 656-5060.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus supplement certain information we file with the SEC, which means that we may disclose important information in this prospectus supplement by referring you to the document that contains the information. The information incorporated by reference is considered to be a part of this prospectus supplement, and certain information we file later with the SEC automatically will update and, to the extent inconsistent, supersede the information filed earlier. We incorporate by reference the filings listed below (the file number for which is 1-11353) and any amendments to these documents, except to the extent that any information contained in such filings is deemed “furnished” in accordance with SEC rules, including, but not limited to, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K including related exhibits:

(1)	Our Annual Report on Form 10-K for the year ended December 31, 2013, including information specifically incorporated by reference in the Form 10-K from our definitive proxy statement for our 2014 Annual Meeting of Stockholders;

(2)	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014, June 30, 2014 and September 30, 2014; and

(3)	Our Current Reports on Form 8-K filed with the SEC on March 25, 2014, April 1, 2014 (solely with respect to the information reported under Item 5.02), May 15, 2014 (reporting under Item 5.07), November 3, 2014 (excluding the eighth through tenth paragraphs of exhibit 99.1), December 3, 2014, December 4, 2014 and December 23, 2014.

We also incorporate by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the offering of the securities covered by this prospectus supplement is completed or the offering is otherwise terminated; provided, however, that we are not incorporating by reference any documents or information that are deemed to be furnished and not filed with the SEC.

S-ii

You may obtain copies of any of these filings through the Company as described below, through the SEC or through the SEC’s website as described above. Documents incorporated by reference are available without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this prospectus supplement, by requesting them in writing, by telephone or via the Internet at:

Laboratory Corporation of America Holdings

358 South Main Street

Burlington, North Carolina 27215

(336) 229-1127

Attn: Office of the Corporate Secretary

Website: www.labcorp.com

The information contained on our website does not constitute a part of this prospectus supplement or the accompanying prospectus, and our website address supplied above is intended to be an inactive textual reference only and not an active hyperlink to our website.

S-iii

SUMMARY

The following summary is qualified in its entirety by the more detailed information included elsewhere in this prospectus supplement and the accompanying prospectus. Because this is a summary, it may not contain all the information that may be important to you. You should read the entire prospectus supplement and the accompanying prospectus, including the “Risk Factors” section in this prospectus supplement, and the financial statements and the notes to those statements and other information incorporated by reference, before making a decision whether to invest in the Notes.

The Company

Laboratory Corporation of America® Holdings and its subsidiaries, headquartered in Burlington, North Carolina, is the second largest independent clinical laboratory company in the United States based on 2013 net revenues. Since our founding in 1971 as a Delaware corporation, we have grown into a national network of 44 primary laboratories and approximately 1,700 patient service centers along with a network of branches and STAT laboratories (which are laboratories that have the ability to perform certain core tests and report the results to the physician quickly). Through our national network of laboratories, we offer a broad range of clinical laboratory tests that are used by the medical profession in core testing, patient diagnosis, and in the monitoring and treatment of disease. In addition, we have developed specialty testing operations, such as oncology testing, HIV genotyping and phenotyping, diagnostic genetics, cardiovascular disease risk assessment, HCV diagnosis and monitoring and clinical trials.

Our principal executive offices are located at 358 South Main Street, Burlington, North Carolina 27215, and our telephone number at that address is (336) 229-1127.

On November 2, 2014, we and Covance Inc. (“Covance”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) under which we will acquire 100% of the capital stock of Covance for cash and LabCorp shares (the “Acquisition”). The combination will create the world’s leading healthcare diagnostics company, capitalizing on LabCorp’s industry leadership in medical testing and Covance’s leadership in contract research. Under the terms of the Merger Agreement, Covance stockholders will receive $75.76 in cash and 0.2686 LabCorp shares for each Covance share they own. Covance stockholders will own approximately 15.5% of the combined company. The transaction is expected to close in the first quarter of 2015 and is subject to Covance stockholder approval, regulatory approvals and customary closing conditions.

We plan to pay the cash portion of the merger consideration from cash on hand and borrowings. We obtained a financing commitment for a $4.25 billion senior unsecured bridge term loan credit facility (the “Bridge Facility”), which upon entry into the Term Loan (as defined below) was reduced to a $3.25 billion commitment, comprised of a $2.85 billion 364-day unsecured debt bridge tranche and a $400 million 60-day cash bridge tranche pursuant to a commitment letter entered into on November 2, 2014 (the “Commitment Letter”), among the Company, Bank of America, N.A. (“Bank of America”), Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Bank, National Association and Wells Fargo Securities, LLC. The funding of the Bridge Facility provided for in the Commitment Letter is contingent upon the satisfaction of customary conditions, including (i) execution and delivery of definitive documentation with respect to the Bridge Facility in accordance with the terms set forth in the Commitment Letter and (ii) consummation of the Acquisition in accordance with the Merger Agreement. As previously announced, the Company expects to replace some or all of the Bridge Facility prior to the closing of the Acquisition with the Notes offered hereby. On December 19, 2014, the Company entered into a term loan credit facility (the “Term Loan”) with Bank of America, as administrative agent, and other financial institutions (the “Term Loan Lenders”). Under the Term Loan, the Term Loan Lenders have agreed to provide a $1.0 billion senior unsecured term loan credit facility for the purpose of financing a portion of the cash consideration and the fees and expenses in connection with the transactions contemplated by the Merger Agreement. The Term Loan will be advanced in full on the closing date of the Acquisition and the conditions to funding the Term Loan on the closing date of the Acquisition are substantially the same as the above described conditions to funding the Bridge Facility. The Term Loan will mature five years after the closing date of the Acquisition and may be prepaid without penalty. The $1.0 billion of term loan commitments made under the Term Loan reduced the commitments made under the Bridge Facility dollar for dollar.

The Offering

Issuer	Laboratory Corporation of America Holdings.

Securities Offered	$2,900,000,000 aggregate principal amount of Senior Notes, consisting of $500,000,000 principal amount of 2.625% Senior Notes due 2020 (the “2020 Notes”), $500,000,000 principal amount of 3.200% Senior Notes due 2022 (the “2022 Notes”), $1,000,000,000 principal amount of 3.600% Senior Notes due 2025 (the “2025 Notes”) and $900,000,000 principal amount of 4.700% Senior Notes due 2045 (the “2045 Notes,” and collectively with the 2020 Notes, the 2022 Notes and the 2025 Notes, the “Notes”). The 2020 Notes, the 2022 Notes, the 2025 Notes and the 2045 Notes will each constitute a separate series under the indenture.

Maturity	The 2020 Notes will mature on February 1, 2020. The 2022 Notes will mature on February 1, 2022. The 2025 Notes will mature on February 1, 2025. The 2045 Notes will mature on February 1, 2045.

Sinking Fund	None.

Interest	2.625% per year on the outstanding principal amount of the 2020 Notes from January 30, 2015, 3.200% per year on the outstanding principal amount of the 2022 Notes from January 30, 2015, 3.600% per year on the outstanding principal amount of the 2025 Notes from January 30, 2015, and 4.700% per year on the outstanding principal amount of the 2045 Notes from January 30, 2015.

Interest Payment Dates	February 1 and August 1 of each year, commencing August 1, 2015. Interest payments will be made to the persons in whose names the Notes are registered on the January 15 and July 15 immediately preceding the applicable interest payment date.

Optional Redemption	We may, at our option, redeem some or all of the 2020 Notes or the 2022 Notes at any time or from time to time, at a redemption price equal to the greater of 100% of the principal amount of each Note being redeemed plus accrued and unpaid interest to the redemption date, and the Make-Whole Amount.

We may, at our option, redeem some or all of the 2025 Notes or the 2045 Notes, in the case of the 2025 Notes, at any time or from time to time prior to November 1, 2024 (three months prior to their maturity date) or in the case of the 2045 Notes, at any time or from time to time prior to August 1, 2044 (six months prior to their maturity date), at a redemption price equal to the greater of 100% of the principal amount of each Note being redeemed plus accrued and unpaid interest to the redemption date, and the Make-Whole Amount.

The Make-Whole Amount, which is further described in the accompanying prospectus, includes a Make-Whole Spread of 0.200% in the case of the 2020 Notes, 0.250% in the case of the 2022 Notes, 0.300% in the case of the 2025 Notes and 0.350% in the case of the 2045 Notes.

On and after November 1, 2024 (three months prior to their maturity date), we may at our option redeem the 2025 Notes at any time or from time to time, either in whole or in part, and on and after August 1, 2044 (six months prior to their maturity date), we may at our option redeem the 2045 Notes at any time or from time to time, either in whole or in part, in each case at a redemption price equal to 100% of the principal amount of each Note to be redeemed, plus accrued and unpaid interest to the redemption date. See “Description of the Notes—Optional Redemption.”

Special Mandatory Redemption	In the event that we do not consummate the Acquisition on or prior to June 30, 2015, or the Merger Agreement is terminated at any time prior thereto, we will redeem all of the 2020 Notes, the 2022 Notes, the 2025 Notes and the 2045 Notes, on the special mandatory redemption date (as defined below) at a redemption price equal to 101% of the principal amount of each series of Notes, plus accrued and unpaid interest from the date of initial issuance to, but excluding, the special mandatory redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

The “special mandatory redemption date” means the earlier to occur of (1) June 30, 2015, if the Acquisition has not been completed on or prior to June 30, 2015, and (2) the 30th day (or if such day is not a business day, the first business day thereafter) following the termination of the Merger Agreement for any reason.

Repurchase at the Option of Holders

upon a Change of Control	If we experience a Change of Control Repurchase Event (as defined in this prospectus supplement) and have not otherwise elected to redeem any series of the Notes, we will be required to offer to repurchase each series of the Notes from holders at a repurchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase. See “Description of the Notes—Offer to Repurchase upon a Change of Control Repurchase Event.”

Use of Proceeds	We expect that the net proceeds from this offering will be approximately $2,868.4 million after deducting the underwriting discounts and other estimated expenses of this offering. The net proceeds will be used to provide a portion of the funds to be used in the Acquisition pursuant to the Merger Agreement. See “Use of Proceeds.”

Certain Covenants	We will issue the Notes under our senior indenture. The indenture will, among other things, limit our ability and the ability of our subsidiaries, to:

•	create or assume liens;

•	enter into sale and leaseback transactions; and

•	incur indebtedness or issue preferred stock at the subsidiary level.

See “Description of the Notes—Covenants Applicable to Each Series of Notes.”

Ranking	The Notes will be our unsecured senior obligations and will rank equally with our other existing and future unsecured and unsubordinated indebtedness. Because we are a holding company that conducts our operations through our subsidiaries, the Notes will be structurally subordinated to any and all existing and future indebtedness, whether or not secured, and other liabilities of our subsidiaries, as well as claims of holders of any preferred stock of our subsidiaries.

Form	The Notes will be issued in book-entry form and will be represented by global securities that will be deposited with and registered in the name of The Depository Trust Company. Beneficial interests in the Notes will be shown on, and transfers will be effected through, records maintained by The Depository Trust Company and its participants.

Risk Factors	You should consider carefully all the information set forth and incorporated by reference in this prospectus supplement and the accompanying prospectus, before deciding whether to invest in the Notes. In particular, you should evaluate the specific factors set forth under “Risk Factors” beginning on page S-8 of this prospectus supplement.

Governing Law	The indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Trustee	U.S. Bank National Association.

Summary Consolidated Financial Data

The summary consolidated financial data presented below (1) for each of the three years in the period ended December 31, 2013 are derived from our consolidated financial statements, which have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, and (2) at September 30, 2013 and 2014 and for the nine-month periods ended September 30, 2013 and 2014 are derived from our unaudited condensed consolidated financial statements. You should read this table along with our annual report on Form 10-K for the year ended December 31, 2013 and our quarterly reports on Form 10-Q for the nine months ended September 30, 2013 and September 30, 2014. Our unaudited summary consolidated financial statements include all adjustments necessary for a fair presentation of such financial statements. Except as otherwise disclosed in our public filings, such adjustments are of a normal recurring nature. In the opinion of management, our interim financial statements have been prepared on the same basis as our audited consolidated financial statements. Interim results are not necessarily indicative of results of operations for the full year.

	Year Ended December 31,			Nine Months Ended September 30,
	2011	2012	2013	2013	2014
	(in millions except ratio data)
Statement of Operations Data:
Net sales	$5,542.3	$5,671.4	$5,808.3	$4,371.3	$4,498.9
Gross profit	2,274.7	2,249.7	2,223.2	1,697.1	1,656.6
Operating income	948.4	1,023.5	990.9	775.9	691.4
Net earnings attributable to Laboratory Corporation of America	519.7	583.1	573.8	447.5	391.6
Consolidated Balance Sheet Data (at period end):
Cash and cash equivalents, and short-term investments	$159.3	$466.8	$404.0	$174.1	$575.7
Goodwill and intangible assets, net	4,302.5	4,569.4	4,594.8	4,592.3	4,555.8
Total assets	6,111.8	6,795.0	6,965.9	6,686.7	7,231.8
Long-term obligations(1)	2,085.5	2,175.0	2,889.1	2,553.5	2,917.1
Total shareholders’ equity	2,503.5	2,717.4	2,491.3	2,565.6	2,770.8
Other Financial Data:
Cash flows provided by (used for) operating activities	$855.6	$841.4	$818.7	$570.0	$525.3
Cash flows provided by (used for) investing activities	(280.3)	(534.2)	(359.6)	(246.8)	(202.8)
Cash flows provided by (used for) financing activities	(645.0)	(0.8)	(518.3)	(613.7)	(141.8)
Capital expenditures	(145.7)	(173.8)	(202.2)	(142.6)	(157.2)
Ratio of earnings to fixed charges(2)	6.38	6.56	6.21	6.50	5.63

(1)	Long-term obligations include the Company’s (i) five year $1,000.0 million senior unsecured revolving credit facility outstanding, (ii) term loan balances, (iii) 5 1⁄2% senior notes due 2013, (iv) 5 5⁄8% senior notes due 2015, (v) 3 1⁄8% senior notes due 2016, (vi) 2 1⁄5 senior notes due 2017, (vii) 2 1⁄2% senior notes due 2018, (viii) 4 5⁄8% senior notes due 2020, (ix) 3 3⁄4% senior notes due 2022, (x) 4% senior notes due 2023, and (xi) other long-term obligations. The following chart summarizes the balances outstanding for these respective obligations for the years ended December 31, 2011, 2012 and 2013 and for the nine months ended September 30, 2013 and 2014.

Long-term obligations outstanding

	As of December 31,			As of September 30,
	2011	2012	2013	2013	2014
	(in millions)
Five year $1,000.0 senior unsecured revolving credit facility	$560.0	$—	$—	$372.0	$—	(a)
Term loan, non-current	—	—	—	—	—
5 1⁄2% senior notes due 2013	350.5	—	—	—	—
5 5⁄8% senior notes due 2015	250.0	250.0	250.0	250.0	250.0
3 1⁄8% senior notes due 2016	325.0	325.0	325.0	325.0	325.0
2 1⁄5% senior notes due 2017	—	500.0	500.0	500.0	500.0
2 1⁄2% senior notes due 2018	—	—	400.0	—	400.0
4 5⁄8% senior notes due 2020	600.0	600.0	600.0	606.5	617.0
3 3⁄4% senior notes due 2022	—	500.0	500.0	500.0	500.0
4% senior notes due 2023	—	—	300.0	—	300.0
Capital Leases	—	—	14.1	—	25.1

Total long-term obligations	$2,085.5	$2,175.0	$2,889.1	$2,553.5	$2,917.1

(a) As of January 20, 2015, the outstanding balance of the revolving credit facility was $0.

(2)	These computations include us and our consolidated subsidiaries. For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before provision for income taxes, plus fixed charges. Fixed charges include interest expense on debt and the portion of rental expense as can be demonstrated to be representative of the interest factor. We did not have any preferred stock outstanding during the periods presented in the table above.

RISK FACTORS

An investment in our securities involves risks. We urge you to carefully consider the risks set forth below and described in the documents incorporated by reference in this prospectus supplement before making an investment decision, including those risks identified under “Item IA. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2013, which are incorporated by reference in this prospectus supplement and the accompanying prospectus, as they may be amended, supplemented or superseded from time to time by other reports that we subsequently file with the SEC.

Our business, financial condition, results of operations and cash flows could be materially adversely affected by any of these risks. The market or trading price of our securities could decline due to any of these risks. Additional risks not presently known to us or that we currently deem immaterial also may impair our business and operations or cause the price of our securities to decline. Additional risks related to the Notes are described below.

Risks Related to the Notes

The Notes will not be secured by any of our assets, are subject to prior claims of any of our future secured creditors and are structurally subordinated to the indebtedness of our subsidiaries.

The Notes are our unsecured obligations, ranking equally with our other unsecured senior indebtedness but effectively subordinated to any secured indebtedness to the extent of the value of the assets securing such indebtedness. The indenture governing the Notes permits us and our subsidiaries to incur secured debt under specified circumstances without equally and ratably securing the Notes. Any claims of future secured lenders with respect to assets securing their loans will be prior to any claim of the holders of these Notes with respect to those assets. In addition, because we are a holding company that conducts our operations through our subsidiaries, each series of Notes will be structurally subordinated to any and all existing and future indebtedness, whether or not secured, and other liabilities of our subsidiaries, as well as claims of holders of any preferred stock of our subsidiaries. Covance has $250 million principal amount in currently outstanding senior notes which we are required to offer to repurchase at par plus accrued interest after the closing of the Acquisition. To the extent those notes remain outstanding obligations of Covance following the closing of the Acquisition, the Notes offered hereby will be structurally subordinated to those notes. Our subsidiaries have no obligation to pay any amounts due on our debt securities, including any series of Notes, or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or otherwise.

If we do not complete the Acquisition by June 30, 2015, we will be required to redeem each series of Notes and, as a result, holders of each series of Notes may not obtain their expected return on such series of Notes.

We may not be able to consummate the Acquisition within the time period specified under “Description of the Notes—Special Mandatory Redemption.” Our ability to consummate the Acquisition is subject to various closing conditions, including regulatory approvals and other matters that are beyond our control. If we are not able to consummate the Acquisition, on or prior to June 30, 2015, or terminate the Merger Agreement prior thereto, we will be required to redeem all of the Notes in each series at a redemption price equal to 101% of the principal amount of each series of Notes, plus accrued and unpaid interest, if any, to, but not including, the redemption date. There is no escrow account for or security interest in the proceeds of this offering for the benefit of the holders of the Notes, and the holders of the Notes will therefore be subject to the risk that we may not have sufficient financial resources available to satisfy our obligations to repurchase each series of Notes. In addition, even if we are able to redeem each series of Notes pursuant to a mandatory redemption, holders of such series of Notes may not obtain their expected return on such Notes. Your decision to invest in the Notes is made at the time of the offering of the Notes. Changes in our business or financial condition, or the terms of the Acquisition, between the closing of this offering and the closing of the Acquisition will have no effect on your rights as a purchaser of the Notes.

Our indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under the Notes.

At September 30, 2014, we had approximately $3.0 billion of outstanding indebtedness, and as a result of this offering and any additional borrowings under our new credit facility, our principal and interest payment obligations will increase substantially. Our ability to make scheduled payments of principal of, or to pay the interest or premium, if any, on, or to refinance, our indebtedness (including the Notes), to fund the offer to repurchase $250 million principal amount in Covance notes following the closing of the Acquisition, or to fund capital expenditures, acquisitions and other strategic initiatives will depend on our future performance, which, to a certain extent, is subject to general economic, financial, competitive, regulatory and other factors that are beyond our control. We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available under our revolving credit facility or otherwise in an amount sufficient to enable us to service our indebtedness, including the Notes, or to fund our other liquidity needs. Furthermore, our increased leverage resulting from this offering could adversely affect our business. In particular, it could increase our vulnerability to sustained, adverse macroeconomic weakness, limit our ability to obtain further financing and limit our ability to pursue certain operational and strategic opportunities.

We will issue the Notes under our senior indenture. The indenture, among other things, limits our ability and the ability of our subsidiaries, to:

•	create or assume liens;

•	enter into sale and leaseback transactions; and

•	incur indebtedness or issue preferred stock at the subsidiary level.

See “Description of the Notes—Covenants Applicable to Each Series of Notes.”

Negative covenants in the indenture offer only limited protection to holders of the Notes.

The indenture governing the Notes contains certain negative covenants that apply to us and certain of our subsidiaries. However, the indenture does not:

•	require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flows or liquidity and, accordingly, does not protect holders of the Notes in the event that we experience significant adverse changes in our financial condition or results of operations;

•	limit our and our subsidiaries ability to incur all indebtedness; or

•	restrict our ability to make investments or to repurchase or pay dividends or make other payments in respect of our common stock or other securities ranking junior to the Notes.

In addition, the limitation on liens covenant in the indenture contains exceptions that will allow us and our subsidiaries to create, grant or incur liens or security interests to secure a certain amount of indebtedness and a variety of other obligations without equally and ratably securing the Notes. See “Description of the Notes—Covenants Applicable to Each Series of Notes—Limitation on Liens” in this prospectus supplement for a description of this covenant and related definitions. In light of these exceptions, holders of the Notes may be effectively subordinated to new lenders.

Our credit ratings are subject to change.

Our credit ratings are an assessment by rating agencies of our ability to pay our debts when due. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the Notes. Agency ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization. Each agency’s rating should be evaluated independently of any other agency’s rating.

We may not be able to repurchase the Notes upon a Change of Control Repurchase Event.

Upon the occurrence of a Change of Control Repurchase Event (as defined in “Description of the Notes”), each holder of Notes of each series will have the right to require us to repurchase all or any part of such holder’s Notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase. If we experience a Change of Control Repurchase Event, we cannot assure you that we would have sufficient financial resources available to satisfy our obligations to repurchase the Notes. Our failure to repurchase the Notes of a series, as required under the indenture governing the Notes of such series, would result in a default under the indenture, which could result in defaults under our other debt agreements and have material adverse consequences for us and the holders of the Notes. See “Description of the Notes—Offer to Repurchase upon a Change of Control Repurchase Event.”

The terms of the indenture and the Notes provide only limited protection against significant corporate events that could affect adversely your investment in the Notes.

While the indenture and the Notes contain terms intended to provide protection to holders upon the occurrence of certain events involving significant corporate transactions or our creditworthiness, these terms are limited and may not be sufficient to protect your investment in the Notes. As described under “Description of the Notes—Offer to Repurchase upon a Change of Control Repurchase Event,” upon the occurrence of a change of control repurchase event, holders are entitled to require us to repurchase their Notes at 101% of their principal amount. However, the definition of the term “change of control repurchase event” is limited and does not cover a variety of transactions (such as certain acquisitions by us or recapitalizations) that could negatively affect the value of your Notes. If we were to enter into a significant corporate transaction that would negatively affect the value of the Notes of a series, but that would not constitute a change of control repurchase event, you would have no right to require us to repurchase the Notes prior to their maturity.

If active trading markets for the Notes do not develop, you may not be able to resell them.

The Notes of each series are new issues of securities for which there currently are no trading markets. As a result, we cannot provide any assurances that trading markets for the Notes of each series will ever develop or be maintained. Further, we can make no assurances as to the liquidity of any markets that may develop for the Notes of each series, your ability to sell your Notes or the prices at which you will be able to sell your Notes. Future trading prices of the Notes will depend on many factors, including prevailing interest rates, our financial condition and results of operations, the condition of the industry in which we operate generally, the then-current ratings assigned to the Notes of each series and the market for similar securities. Accordingly, you may be required to bear the financial risk of an investment in the Notes for an indefinite period of time. We do not intend to apply for listing or quotation of any series of Notes on any securities exchange or automated quotation system.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, together with other statements and information incorporated by reference, contain certain forward-looking statements concerning the Company’s operations, performance and financial condition, as well as its strategic objectives. Any applicable free writing prospectus may also contain these types of forward-looking statements. Some of these forward-looking statements can be identified by the use of forward-looking words such as “believes”, “expects”, “may”, “will”, “should”, “seeks”, “approximately”, “intends”, “plans”, “estimates”, or “anticipates” or the negative of those words or other comparable terminology. Such forward-looking statements are subject to various risks and uncertainties and the Company claims the protection afforded by the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those currently anticipated due to a number of factors in addition to those discussed elsewhere herein and in the Company’s other public filings, press releases and discussions with Company management, including:

•	changes in federal, state, local and third party payer regulations or policies or other future reforms in the health care system (or in the interpretation of current regulations), new insurance or payment systems, including state, regional or private insurance cooperatives (Health Insurance Exchanges), new public insurance programs or a single-payer system, affecting governmental and third-party coverage or reimbursement for clinical laboratory testing;

•	significant monetary damages, fines, penalties, assessments, refunds, repayments, and/or exclusion from the Medicare and Medicaid programs resulting from investigations, audits, regulatory examinations, information requests, and other inquiries by the government;

•	loss or suspension of a license or imposition of a fine or penalties under, or future changes in, or interpretations of, the law or regulations of the Clinical Laboratory Improvement Act of 1967, and the Clinical Laboratory Improvement Amendments of 1988, or those of Medicare, Medicaid, the False Claims Act or other federal, state or local agencies;

•	penalties or loss of license arising from the failure to comply with the federal Occupational Safety and Health Administration requirements and the Needlestick Safety and Prevention Act;

•	increased costs, denial of claims and/or significant penalties arising from the failure to comply with HIPAA, including changes to federal and state privacy and security obligations and changes to HITECH and any subsequent amendments;

•	costs due to damage to the Company’s reputation and significant litigation exposure arising from the failure to maintain the security of business information or systems or protect against cyber security attacks;

•	negative impact on the Company’s reimbursement, cash collections, days sales outstanding and profitability arising from the failure of the Company, third party payers or physicians to comply with the ICD-10-CM Code Set by the compliance date of October 1, 2015;

•	increased competition, including competition from companies that do not comply with existing laws or regulations or otherwise disregard compliance standards in the industry;

•	increased price competition, competitive bidding for laboratory tests and/or changes or reductions to fee schedules;

•	changes in payer mix, including an increase in capitated reimbursement mechanisms or the impact of a shift to consumer-driven health plans and adverse changes in payer reimbursement or payer coverage policies related to specific testing procedures or categories of testing;

•	failure to obtain and retain new customers or a reduction in tests ordered or specimens submitted by existing customers;

•	changes in testing guidelines or recommendations by government agencies, medical specialty societies and other authoritative bodies affecting the utilization of laboratory tests;

•	failure to retain or attract managed care business as a result of changes in business models, including new risk based or network approaches, or other changes in strategy or business models by managed care companies;

•	failure to obtain Covance stockholder or regulatory approvals required for our proposed acquisition of Covance or being required to accept conditions that could reduce the anticipated benefits of the merger as a condition to obtaining regulatory approvals;

•	delay in consummating the proposed acquisition of Covance;

•	difficulty in maintaining relationships with customers or retaining key employees as a result of uncertainty surrounding the proposed acquisition of Covance and the resulting negative effects on the business of the Company;

•	failure to effectively integrate and/or manage newly acquired businesses, including Covance if the acquisition closes, and the cost, time and effort required to integrate newly acquired businesses, including Covance if the acquisition closes, all of which may be greater than anticipated;

•	the inability to close the acquisition of Covance, the inability to achieve the expected benefits and synergies of the acquisition or the effects of the acquisition on the Company’s cash position and levels of indebtedness;

•	the inability of the Company and Covance to meet expectations regarding the timing, completion and accounting and tax treatments of the Company’s proposed acquisition of Covance;

•	adverse results in litigation matters;

•	inability to attract and retain experienced and qualified personnel;

•	business interruption, increased costs, and other adverse effects on the Company’s operations due to the unionization of employees, union strikes, work stoppages, or general labor unrest;

•	business interruption or other impact on the business due to adverse weather (including hurricanes), fires and/or other natural disasters, terrorism or other criminal acts, and/or widespread outbreak of influenza or other pandemic illness;

•	failure to maintain the Company’s days sales outstanding and/or bad debt expense levels;

•	change in the Company’s credit ratings by Standard & Poor’s and/or Moody’s;

•	discontinuation or recalls of existing testing products;

•	failure to develop or acquire licenses for new or improved technologies, or if customers use new technologies to perform their own tests;

•	substantial costs arising from the inability to commercialize newly licensed tests or technologies or to obtain appropriate coverage or reimbursement for such tests;

•	failure to identify and successfully close and integrate strategic acquisition targets;

•	changes in government regulations or policies, including regulations and policies of the Food and Drug Administration, affecting the approval, availability of, and the selling and marketing of diagnostic tests;

•	inability to obtain and maintain adequate patent and other proprietary rights for protection of the Company’s products and services and unsuccessful enforcement of the Company’s proprietary rights;

•	the scope, validity and enforceability of patents and other proprietary rights held by third parties which might have an impact on the Company’s ability to develop, perform, or market the Company’s tests or operate its business;

•	failure in the Company’s information technology systems including an increase in testing turnaround time or billing processes or the failure to meet future regulatory or customer information technology, data security and connectivity requirements;

•	failure to meet required financial reporting deadlines arising from a failure of the Company’s financial information systems;

•	failure of the Company’s disaster recovery plans to provide adequate protection against the interruption of business and/or to permit the recovery of business operations;

•	liabilities that result from the inability to comply with corporate governance requirements;

•	impact on the Company’s testing volumes, cash collections and the availability of credit for general liquidity or other financing needs arising from a significant deterioration in the economy or financial markets;

•	changes in reimbursement by foreign governments and foreign currency fluctuations; and

•	expenses and risks associated with international operations, including but not limited to compliance with the Foreign Corrupt Practices Act, the U.K. Bribery Act, as well as laws and regulations that differ from those of the United States, and economic, political, legal and other operational risks associated with foreign markets.

USE OF PROCEEDS

We expect that the net proceeds from this offering will be approximately $2,868.4 million after deducting underwriting discounts and other estimated expenses of this offering. The net proceeds will be to provide a portion of the funds to be used to fund the Acquisition pursuant to the Merger Agreement and to pay fees and expenses related to the Acquisition. Until we use the net proceeds as described above, we intend to invest the net proceeds in highly liquid instruments, such as commercial paper, time deposits, and other money market instruments, which have original maturities of three months or less.

If the Acquisition has not been consummated on or prior to June 30, 2015 or if, prior to such date, the Merger Agreement is terminated, we will be required to redeem all of the Notes in each series at a redemption price equal to 101% of the principal amount of each series of Notes, plus accrued and unpaid interest, if any, to, but not including, the redemption date. See “Description of the Notes—Special Mandatory Redemption.”

CAPITALIZATION

The following table sets forth our cash and cash equivalents and total capitalization as of September 30, 2014 (1) on an actual basis and (2) as adjusted to give effect to the sale of each series of Notes and the temporary use of the proceeds from this offering as described under “Use of Proceeds”.

This table should be read in conjunction with our consolidated financial statements and the related notes as filed in our Annual Report on Form 10-K for our fiscal year ended December 31, 2013 and our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2014.

	September 30, 2014
	Actual	As Adjusted(1)
	(in millions)
Cash and cash equivalents	$575.7	$3,444.1

Current Debt:
Zero-coupon convertible subordinated notes	$95.6	$95.6
Current portion of Capital Leases	2.0	2.0

Long-Term Debt:
Five year $1,000.0 senior unsecured revolving credit facility(2)	$—	$—
5 5⁄8% senior notes due 2015	250.0	250.0
3 1⁄8% senior notes due 2016	325.0	325.0
2 1⁄5% senior notes due 2017	500.0	500.0
2 1⁄2% senior notes due 2018	400.0	400.0
4 5⁄8% senior notes due 2020	617.0	617.0
3 3⁄4% senior notes due 2022	500.0	500.0
4% senior notes due 2023	300.0	300.0
2020 Notes offered hereby	—	500.0
2022 Notes offered hereby	—	500.0
2025 Notes offered hereby	—	1,000.0
2045 Notes offered hereby	—	900.0
Capital Leases	25.1	25.1

Total debt	$3,014.7	$5,914.7
Total shareholders’ equity	$2,770.8	$2,770.8

Total capitalization	$5,785.5	$8,685.5

(1)	As adjusted to reflect the offering of the Notes and the temporary application of the proceeds therefrom as described under “Use of Proceeds.” In addition, following the closing of the Acquisition, Covance will have outstanding an aggregate of $250 million of Covance senior notes, consisting of $15 million of 3.25% senior notes due 2018, $50 million of 3.90% senior notes due 2020, $90 million of 4.50% senior notes due 2023 and $95 million of 4.65% senior notes due 2025, which we are required to offer to repurchase at par plus accrued interest after the closing of the Acquisition.
(2)	As of January 20, 2015, the outstanding balance of the revolving credit facility was $0.

RATIO OF EARNINGS TO FIXED CHARGES

We have presented in the table below our consolidated ratio of earnings to fixed charges for the periods shown.

						Nine Months
	Fiscal Years Ended December 31,					Ended September 30,
	2009	2010	2011	2012	2013	2014
Ratio of earnings to fixed charges (unaudited)	8.14	7.66	6.38	6.56	6.21	5.63

These computations include the Company and our consolidated subsidiaries. For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before provision for income taxes, plus fixed charges. Fixed charges include interest expense on debt and the portion of rental expense that is deemed representative of the interest factor. We did not have any preferred stock outstanding during the periods presented in the table above.

DESCRIPTION OF THE NOTES

The Notes offered by this prospectus supplement consist of four separate series. We will issue the Notes under an indenture dated as of November 19, 2010, as supplemented by four supplemental indentures, one for each series, dated January 30, 2015, between us and U.S. Bank National Association, as trustee. The following description of the particular terms of the Notes supplements the description of the general terms and provisions of debt securities set forth in the accompanying prospectus. Any reference to the “Notes” contained in this prospectus supplement refers collectively to the 2020 Notes, 2022 Notes, 2025 Notes and 2045 Notes unless the context indicates otherwise.

General

The Notes:

•	will be senior debt securities that are our unsecured obligations and will rank equally with each other and all of our other unsecured senior indebtedness from time to time outstanding;

•	will initially be limited to $500,000,000, $500,000,000, $1,000,000,000 and $900,000,000 in principal amount for the 2020 Notes, 2022 Notes, 2025 Notes and 2045 Notes, respectively;

•	will mature on February 1, 2020 for the 2020 Notes, February 1, 2022 for the 2022 Notes, February 1, 2025 for the 2025 Notes and February 1, 2045 for the 2045 Notes;

•	will bear interest from January 30, 2015 at the rate of 2.625%, 3.200%, 3.600%, and 4.700% per year for the 2020 Notes, 2022 Notes, 2025 Notes and 2045 Notes, respectively, payable semi-annually on February 1 and August 1 of each year, commencing February 1, 2015 to the persons in whose names the Notes are registered at the close of business on the preceding January 15 and July 15; and

•	will be issued in book-entry form only.

The 2020 Notes, 2022 Notes, 2025 Notes and 2045 Notes will each constitute a separate series under the indenture.

If any interest payment date, maturity date or redemption date falls on a day that is not a business day, the interest or principal shall be postponed to the next succeeding business day as if made on the date such payment was due, and no interest on such payment shall accrue for the period from and after such interest payment date to such next succeeding business day.

Optional Redemption

We will have the right to redeem the 2020 Notes, in whole or in part, at our option, at any time or from time to time, at a price equal to the greater of 100% of the principal amount of the 2020 Notes being redeemed plus accrued and unpaid interest to the redemption date, and the Make-Whole Amount.

We will have the right to redeem the 2022 Notes, in whole or in part, at our option, at any time or from time to time, at a price equal to the greater of 100% of the principal amount of the 2022 Notes being redeemed plus accrued and unpaid interest to the redemption date, and the Make-Whole Amount.

We will have the right to redeem the 2025 Notes, in whole or in part, at our option, at any time or from time to time prior to November 1, 2024 (three months prior to their maturity date), at a price equal to the greater of 100% of the principal amount of the 2025 Notes being redeemed plus accrued and unpaid interest to the redemption date, and the Make-Whole Amount.

We will have the right to redeem the 2045 Notes, in whole or in part, at our option, at any time or from time to time prior to August 1, 2044 (six months prior to their maturity date), at a price equal to the greater of 100% of the principal amount of the 2045 Notes being redeemed plus accrued and unpaid interest to the redemption date, and the Make-Whole Amount.

The Make-Whole Amount, as further described in the accompanying prospectus, includes a Make-Whole Spread of 0.200% in the case of the 2020 Notes, 0.250% in the case of the 2022 Notes, 0.300% in the case of the 2025 Notes and 0.350% in the case of the 2045 Notes. See “Debt Securities—Optional Redemption—Make-Whole Redemption” in the accompanying prospectus. We have selected Merrill Lynch, Pierce, Fenner & Smith Incorporated and a primary U.S. government securities dealer selected by Wells Fargo Securities, LLC, to act as the Reference Treasury Dealers in connection with our optional redemption right.

On and after November 1, 2024 (three months prior to their maturity date), the 2025 Notes are redeemable at our option, at any time or from time to time, either in whole or in part, at a redemption price equal to 100% of the principal amount of the 2025 Notes to be redeemed, plus accrued and unpaid interest on the principal amount of the 2025 Notes being redeemed to such redemption date.

On and after August 1, 2044 (six months prior to their maturity date), the 2045 Notes are redeemable at our option, at any time or from time to time, either in whole or in part, at a redemption price equal to 100% of the principal amount of the 2045 Notes to be redeemed, plus accrued and unpaid interest on the principal amount of the 2045 Notes being redeemed to such redemption date.

Special Mandatory Redemption

In the event that we do not consummate the Acquisition on or prior to June 30, 2015, or the Merger Agreement is terminated at any time prior thereto, then we will redeem all of the 2020 Notes, 2022 Notes, 2025 Notes and 2045 Notes, on the special mandatory redemption date (as defined below) at a redemption price equal to 101% of the principal amount of each series of Notes, plus accrued and unpaid interest from the date of initial issuance to, but excluding, the special mandatory redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

The “special mandatory redemption date” means the earlier to occur of (1) June 30, 2015, if the Acquisition has not been completed on or prior to June 30, 2015, and (2) the 30th day (or if such day is not a business day, the first business day thereafter) following the termination of the Merger Agreement for any reason.

We will cause the notice of special mandatory redemption to be mailed, with a copy to the trustee, within five business days after the occurrence of the event triggering redemption to each holder at its registered address. If funds sufficient to pay the special mandatory redemption price of a series of Notes to be redeemed on the special mandatory redemption date are deposited with the trustee on or before such special mandatory redemption date, plus accrued and unpaid interest, if any, to the special mandatory redemption date, such series of Notes will cease to bear interest.

Covenants Applicable to Each Series of Notes

The covenants summarized below will apply to each series of Notes as long as Notes in such series are outstanding.

Limitation on Liens

So long as any Notes in a series are outstanding, we will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien upon any Principal Property or shares of stock or Indebtedness of any Restricted Subsidiary to secure any Indebtedness, without effectively providing that the Notes of such series shall (so long as such other Indebtedness shall be so secured) be equally and ratably secured.

The foregoing limitation does not apply to:

(1)	Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on our books or the books of our Restricted Subsidiaries, as the case may be, in conformity with GAAP;

(2)	carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 90 days or that are being contested in good faith by appropriate proceedings;

(3)	pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

(4)	deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(5)	easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of our business or of such Restricted Subsidiary;

(6)	Liens in existence on the first date of the issuance of such series of Notes;

(7)	Liens arising in connection with trade letters of credit issued for our account or the account of a Restricted Subsidiary securing the reimbursement obligations in respect of such letters of credit, provided, that such Liens encumber only the property being acquired through payments made under such letters of credit or the documents of title and shipping and insurance documents relating to such property;

(8)	Liens on intellectual property acquired by us or a Restricted Subsidiary (such as software) securing our obligation or the obligation of such Restricted Subsidiary to make royalty or similar payments to the seller of such intellectual property, provided, that such Liens encumber only the intellectual property to which such payments relate;

(9)	any Lien upon any property or assets created at the time of the acquisition, purchase, lease, improvement or development of property or assets used or held by us or any Restricted Subsidiary or within one year after such time to secure all or a portion of the purchase price or lease for, or the costs of improvement or development of, such property or assets;

(10)	any Lien upon any property or assets existing thereon at the time of the acquisition thereof (provided such Lien was not incurred in anticipation of such acquisition) by us or any Restricted Subsidiary (whether or not the obligations secured thereby are assumed by us or any Restricted Subsidiary);

(11)	any Lien in favor of us or any Restricted Subsidiary;

(12)	Liens in respect of judgments that do not constitute an Event of Default;

(13)	Liens to secure any extension, renewal, refinancing or refunding (or successive extensions, renewals, refinancings or refundings), in whole or in part, of any Indebtedness secured by Liens referred to in the foregoing clauses (6) through (12) or Liens created in connection with any amendment, consent or waiver relating to such Indebtedness, so long as such Lien does not extend to any other property and the Indebtedness so secured does not exceed the fair market value (as determined by our Board of Directors) of the assets subject to such Liens at the time of such extension, renewal, refinancing or refunding, or such amendment, consent or waiver, as the case may be; or

(14)	any Lien securing any Indebtedness in an amount which, together with, without duplication, (x) all other Indebtedness secured by a Lien that is not otherwise permitted by the foregoing provisions, (y) the Attributable Debt of any Sale and Leaseback Transaction that is not otherwise permitted under clauses (1) through (4) under “—Limitation on Sale and Leaseback Transactions,” and (z) any Indebtedness incurred by a Subsidiary of ours pursuant to clause (3) under “—Limitation on Subsidiary Indebtedness and Preferred Stock,” does not at the time of the incurrence of the Indebtedness so secured exceed 5% of our Consolidated Total Assets.

Limitation on Sale and Leaseback Transactions

So long as any Notes in a series are outstanding, we will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction with respect to any Principal Property unless:

(1)	the Sale and Leaseback Transaction involves a lease for a term of not more than five years;

(2)	the Sale and Leaseback Transaction is between us and a Subsidiary Guarantor or between Subsidiary Guarantors;

(3)	we or a Restricted Subsidiary would be entitled to incur Indebtedness secured by a Lien on such property or assets involved in such Sale and Leaseback Transaction without equally and ratably securing the Notes in such series pursuant to the covenant described under “—Limitation on Liens”;

(4)	the cash proceeds of such Sale and Leaseback Transaction are at least equal to the fair market value thereof or the debt attributable thereto and we apply an amount equal to the greater of the net proceeds of such sale or the Attributable Debt with respect to such Sale and Leaseback Transaction within 270 days of such sale to either (or a combination) of (x) the retirement (other than the mandatory retirement, mandatory prepayment or sinking fund payment or by payment at maturity) of our long-term debt or the long-term debt of a Restricted Subsidiary (other than long-term debt that is subordinated to the Notes in such series) or (y) the acquisition, purchase, improvement or development of other comparable property, including the acquisition of other businesses; or

(5)	the Attributable Debt of the Sale and Leaseback Transaction is in an amount which, together with, without duplication, (x) all of our Attributable Debt and that of our Restricted Subsidiaries under this clause (5), (y) all other Indebtedness secured by a Lien that is not otherwise permitted by the provisions of clauses (1) through (13) under “—Limitation on Liens” above, and (z) any Indebtedness incurred by a Subsidiary of ours pursuant to clause (3) under “—Limitation on Subsidiary Indebtedness and Preferred Stock,” does not at the time of such transaction exceed 5% of our Consolidated Total Assets.

Limitation on Subsidiary Indebtedness and Preferred Stock

So long as any Notes in a series are outstanding, we will not cause or permit our direct or indirect Subsidiaries to incur, create, issue, assume or permit to exist any Indebtedness or Preferred Stock (other than Permitted Indebtedness) unless the amount of such Indebtedness or Preferred Stock, when taken together with, without duplication, (1) all other Indebtedness (other than Permitted Indebtedness) incurred pursuant to this covenant, (2) all other Indebtedness secured by a Lien that is not otherwise permitted by the provisions of clauses (1) through (13) under “—Limitation on Liens” above, and (3) the Attributable Debt of any Sale and Leaseback Transaction that is not otherwise permitted by the provisions of clauses (1) through (4) under “—Limitation on Sale and Leaseback Transactions,” does not at the time of the incurrence exceed the greater of (x) $170.0 million and (y) 5% of our Consolidated Total Assets.

For purposes of these covenants and other provisions of the supplemental indentures:

“Acquired Indebtedness” means Indebtedness of a Person (1) existing at the time such Person becomes a Subsidiary of the Company or (2) assumed in connection with the acquisition of assets by such Person, in each case, other than Indebtedness incurred in connection with, or in contemplation of, such Person becoming a Subsidiary of the Company or such acquisition, as the case may be. For purposes of the provisions described above as “—Limitation on Subsidiary Indebtedness and Preferred Stock,” any Acquired Indebtedness shall not be deemed to have been incurred until 270 days from the date (1) the Person obligated on such Acquired Indebtedness becomes our Subsidiary or (2) the acquisition of assets, in connection with which such Acquired Indebtedness was assumed, is consummated.

“Acquisition” means the purchase of 100% of the capital stock of Covance Inc., a Delaware corporation, pursuant to the Merger Agreement.

“Merger Agreement” means the agreement and plan of merger, dated as of November 2, 2014, between the Company, Neon Merger Sub Inc. and Covance Inc.

“Attributable Debt” means, with respect to a Sale and Leaseback Transaction, an amount equal to the lesser of: (1) the fair market value of the property (as determined in good faith by our Board of Directors); and (2) the present value of the total net amount of rent payments to be made under the lease during its remaining term, discounted at the rate of interest set forth or implicit in the terms of the lease, compounded semi-annually.

“Capitalized Lease” means any obligation of a Person to pay rent or other amounts incurred with respect to real property or equipment acquired or leased by such Person and used in its business that is required to be recorded as a capital lease in accordance with GAAP.

“Consolidated Total Assets” means, with respect to any Person as of any date, the amount of total assets as shown on the consolidated balance sheet of such Person for the most recent fiscal quarter for which financial statements have been filed with the SEC, prepared in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlled” and “Controlling” shall have meanings correlative thereto.

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements or pronouncements of the Financial Accounting Standards Board or such other entity as are approved by a significant segment of the accounting profession.

“Governmental Obligations” means securities that are (i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America that, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act of 1933) as custodian with respect to any such Governmental Obligation or a specific payment of principal of or interest on any such Governmental Obligation held by such custodian for the account of the holder of such depository receipt; provided, however, that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Governmental Obligation or the specific payment of principal of or interest on the Governmental Obligation evidenced by such depository receipt.

“Indebtedness” of any Person means, without duplication (1) any obligation of such Person for money borrowed, (2) any obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, (3) any reimbursement obligation of such Person in respect of letters of credit or other similar instruments which support financial obligations which would otherwise become Indebtedness, and (4) any obligation of such Person under Capitalized Leases; provided, however, that “Indebtedness” of such Person shall not include any obligation of such Person to any Subsidiary of such Person or to any Person with respect to which such Person is a Subsidiary.

“Lien” means any mortgage, pledge, hypothecation, encumbrance, lien or other security interest.

“Permitted Acquired Indebtedness” means any Acquired Indebtedness that remains outstanding following the expiration of a good faith offer by us or a Subsidiary of ours obligated under such Acquired Indebtedness to acquire such Acquired Indebtedness, including, without limitation, an offer to exchange such Acquired

Indebtedness for debt securities for us, on terms, which in the opinion of an independent investment banking firm of national reputation and standing, are consistent with market practices in existence at the time for offers of a similar nature; provided that the initial expiration date of any such offer shall be not later than the expiration of the 270-day period referred to in the definition of “Acquired Indebtedness”; provided further, that the amount of Acquired Indebtedness that shall constitute “Permitted Acquired Indebtedness” shall only be equal to the amount of Acquired Indebtedness that we or such Subsidiary of ours has made an offer to acquire in accordance with the foregoing.

“Permitted Indebtedness” means (a) Indebtedness outstanding on the first date of the issuance of a series of Notes; (b) intercompany Indebtedness or Preferred Stock to the extent owing to or held by us or a Subsidiary of ours; (c) any Permitted Acquired Indebtedness; (d) Indebtedness under performance bonds or with respect to workers’ compensation claims, in each case incurred in the ordinary course of business; and (e) Indebtedness of any Subsidiary Guarantor; provided that if such Subsidiary shall cease to be a Subsidiary Guarantor, such Indebtedness will be treated as incurred at that time and will no longer constitute Permitted Indebtedness pursuant to this clause (e).

“Person” means any individual, corporation, limited liability company, partnership, joint-venture, joint stock company, unincorporated organization or government or any agency or political subdivision thereof.

“Preferred Stock” means, with respect to any Person, any and all shares of preferred stock (however designated) issued by such Person, that is entitled to preference or priority over one or more series or classes of capital stock issued by such Person upon any distribution of such Person’s property and assets, whether by dividend or on liquidation, whether now outstanding, or issued after the date hereof.

“Principal Property” means any real property and any related buildings, fixtures or other improvements located in the United States owned by us or our Subsidiaries (1) that is an operating property included in the list of principal properties in Item 2 (or any successor Item thereto) of our annual report on Form 10-K filed with the SEC for the most recently ended fiscal year, or is an operating property acquired subsequent to such filing that would have been included in such Item 2 if it had been owned prior to the date of such filing or (2) the net book value of which as of the end of the last fiscal quarter ending immediately prior to the date of determination exceeds 1% of our Consolidated Total Assets as of the same date.

“Restricted Subsidiary” means any of our Subsidiaries that owns a Principal Property.

“Sale and Leaseback Transaction” means any arrangement with any Person providing for the leasing by us or any Restricted Subsidiary of real or personal property that is to be sold or transferred by us or such Restricted Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of ours or such Restricted Subsidiary.

“Subsidiary” means, with respect to any Person, (i) any corporation at least a majority of whose outstanding voting stock shall at the time be owned, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, (ii) any general partnership, limited liability company, joint venture or similar entity, at least a majority of whose outstanding partnership or similar interests shall at the time be owned by such Person, or by one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries and (iii) any limited partnership of which such Person or any of its Subsidiaries is a general partner.

“Subsidiary Guarantor” means any of our Subsidiaries if and so long as such Subsidiary provides a guarantee of such series of Notes.

Offer to Repurchase upon a Change of Control Repurchase Event

If a Change of Control Repurchase Event occurs, unless we have exercised our right to redeem a series of Notes as described above, we will make an offer to each holder of Notes of that series to repurchase all or any part (in multiples of $1,000 principal amount) of that holder’s Notes at a repurchase price in cash equal to 101% of the principal amount of each series of Notes repurchased, plus any accrued and unpaid interest on each series of Notes repurchased to the date of purchase.

Within 30 days following any Change of Control Repurchase Event or, at our option, prior to any Change of Control, but after the public announcement of the Change of Control, we will mail a notice to holders of each series of Notes describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offer to repurchase the Notes of such series on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice. We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of Notes of a series as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the Notes of a series, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Repurchase Event provisions of such series of Notes by virtue of such conflict.

On the Change of Control Repurchase Event payment date for Notes of a series, we will, to the extent lawful:

(1)	accept for payment all Notes of such series or portions of Notes of such series properly tendered pursuant to our offer;

(2)	deposit with the paying agent an amount equal to the aggregate purchase price in respect of all Notes of such series or portions of Notes of such series properly tendered; and

(3)	deliver or cause to be delivered to the trustee the Notes of such series properly accepted, together with an officers’ certificate stating the aggregate principal amount of Notes of such series being purchased by us.

The paying agent will promptly mail to each holder of Notes of a series of Notes properly tendered the purchase price for the Notes of a series, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any Notes of a series surrendered; provided that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

We will not be required to make an offer to repurchase the Notes of a series upon a Change of Control Repurchase Event if a third party makes an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all Notes of a series properly tendered and not withdrawn under its offer.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our properties or assets and those of our Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all”, there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes of a series of Notes to require us to repurchase our Notes of such series as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets and the assets of our Subsidiaries taken as a whole to another person or group may be uncertain.

For purposes of each series of Notes:

“Below Investment Grade Rating Event” means the Notes of a series are rated below Investment Grade by both Rating Agencies on any date from the date of the public notice of an arrangement that could result in a

Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control, which period shall be extended so long as the rating of such series of Notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

“Change of Control” means the occurrence of any of the following:

(1)	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our properties or assets and those of our Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than us or a Subsidiary Guarantor that is one of our wholly owned Subsidiaries;

(2)	the adoption of a plan relating to our liquidation or dissolution;

(3)	the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than us or a Subsidiary Guarantor that is one of our wholly owned Subsidiaries, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our Voting Stock, measured by voting power rather than number of shares; or

(4)	the first day on which a majority of the members of our Board of Directors are not Continuing Directors.

Notwithstanding the foregoing, a transaction effected to create a holding company for us will not be deemed to involve a Change of Control if (1) pursuant to such transaction we become a wholly owned Subsidiary of such holding company and (2) the holders of the Voting Stock of such holding company immediately following such transaction are the same as the holders of our Voting Stock immediately prior to such transaction.

“Change of Control Repurchase Event” means the occurrence of a Change of Control and a Below Investment Grade Rating Event.

“Continuing Directors” means, as of any date of determination, any member of our Board of Directors who:

(1)	was a member of such Board of Directors on the first date that any of the Notes of a series were issued; or

(2)	was nominated for election or elected to our Board of Directors with the approval of a majority of the Continuing Directors who were members of our Board at the time of such nomination or election.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s) and BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) (or, in each case, if such Rating Agency ceases to rate Notes of a series for reasons outside of our control, the equivalent investment grade credit rating from any Rating Agency selected by us as a replacement Rating Agency).

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Rating Agency” means:

(1)	each of Moody’s and S&P; and

(2)	if either of Moody’s or S&P ceases to rate Notes of a series or fails to make a rating of Notes of a series publicly available for reasons outside of our Control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act selected by us as a replacement agency for Moody’s or S&P, or both, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Voting Stock” as applied to stock of any person, means shares, interests, participations or other equivalents in the equity interest (however designated) in such person having ordinary voting power for the election of a majority of the directors (or the equivalent) of such person, other than shares, interests, participations or other equivalents having such power only by reason of the occurrence of a contingency.

Events of Default

Each of the following will constitute an Event of Default under each indenture with respect to each series of the Notes:

(1)	failure to pay interest on the Notes when due, which failure continues for 30 days;

(2)	failure to pay principal of the Notes when due;

(3)	failure to comply with the “—Limitation on Mergers and Consolidations” section in the Prospectus;

(4)	failure to observe or perform any other covenant of ours set forth in the indenture for the series of Notes, which failure continues for 90 days after notice as provided in the indenture;

(5)	certain events of bankruptcy, insolvency or reorganization with respect to us (the “bankruptcy provision”);

(6)	any default or event of default under any Indebtedness of ours or any of our Subsidiaries (other than any Indebtedness of ours or any Subsidiary to the seller of a business or asset incurred in connection with the purchase thereof), which default or event of default results in at least $75 million of aggregate principal amount of such Indebtedness being declared due and payable prior to maturity; and

(7)	failure by us or any of our Subsidiaries to pay at maturity or otherwise when due (after giving effect to any applicable grace period) at least $75 million aggregate principal amount of Indebtedness at any one time.

After the occurrence of an Event of Default, the trustee is required to transmit notice thereof to the holders of the Notes within 60 days after it occurs or promptly upon the trustee attaining knowledge thereof, whichever is earlier. Except in the case of a default in the payment of the principal of or interest on the Notes, the trustee may withhold such notice if and so long as the trustee, in good faith, determines that the withholding of such notice is in the interests of the holders of the Notes. If an Event of Default (other than the bankruptcy provision) occurs and is continuing with respect to a series of Notes, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding Notes of that series may declare the principal of and accrued but unpaid interest on all the Notes of that series immediately due and payable. If a bankruptcy event occurs, the principal of and accrued and unpaid interest on all the Notes shall become immediately due and payable without any declaration or other act on the part of the trustee or any holders of such Notes. However, if prior to the entry of any judgment or decree for the accelerated amount, we shall pay or deposit with the trustee all principal and interest in arrears, the holders of not less than a majority in aggregate principal amount of the outstanding Notes of a series shall have the right to waive all defaults and the consequences of having all principal payments due. This waiver will not, however, be operative as against nor impair any rights arising as a result of any subsequent Event of Default. The trustee will not be charged with knowledge of any Event of Default other than our failure to make principal and interest payments unless actual written notice thereof is received by the trustee.

The indenture contains provisions regarding limitations on the right to institute legal proceedings. No holder of Notes of a series shall have the right to institute an action or proceeding for rights arising under the indenture unless:

(1)	such holder has given written notice of default to the trustee;

(2)	the holders of not less than 25% of the aggregate principal amount of the outstanding Notes of that series shall have made a written request to the trustee to institute an action and offered the trustee such indemnification satisfactory to it;

(3)	the trustee shall have not commenced such action within 60 days of receipt of such notice and indemnification offer; and

(4)	no direction inconsistent with such request has been given to the trustee by the holders of a majority of the aggregate principal amount of the outstanding Notes of that series.

Notwithstanding the foregoing, subject to applicable law, nothing shall prevent the holders of Notes of a series from enforcing payment of the principal of or interest on their Notes.

The holders of a majority in aggregate principal amount of the outstanding Notes of a series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the Notes of that series. The trustee, however, may refuse to follow such direction if the trustee determines that the action so directed may not lawfully be taken, or that the action so directed would be unduly prejudicial to the holders of the Notes of a series not taking part in such action or that such action would involve the trustee in personal liability.

The indenture provides that, in case an Event of Default shall occur (which shall not have been cured or waived), the trustee will be required to use the degree of care a prudent person would use in the conduct of their own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of the Notes of a series unless they shall have offered the trustee security or indemnity satisfactory to it.

We will be required to furnish to the trustee annually a statement as to the fulfillment by us of all our obligations under the indenture. In addition, we are required to notify the trustee of the occurrence of certain events of default in accordance with the indenture.

Satisfaction and Discharge

When (1) all outstanding Notes of any series have been delivered to the trustee for cancellation or (2) all outstanding Notes of such series not previously delivered to the trustee for cancellation have become due and payable or will become due and payable within one year, or are to be called for redemption within one year, and, in the case of clause (2), we irrevocably deposit with the trustee funds sufficient to pay at maturity or upon redemption all such outstanding Notes, including interest thereon to maturity or such redemption date, and if in either case we pay all other sums payable under the indenture by us and satisfy certain other conditions, then the indenture shall, subject to certain exceptions, cease to be of further effect with respect to such series of Notes.

Book-Entry, Delivery and Form

We will issue each series of Notes in the form of one or more permanent global notes in definitive, fully registered, book-entry form. The global notes will be deposited with or on behalf of The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., as nominee of DTC. Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC.

DTC has advised us as follows:

•	DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Exchange Act;

•	DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates;

•	direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations;

•	access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly; and

•	the rules applicable to DTC and its participants are on file with the SEC.

We expect that under procedures established by DTC:

•	upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global notes; and

•	ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in Notes of a series represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in Notes of a series represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of Notes of a series represented by the global note for all purposes under the indenture and under such series of Notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have Notes of a series represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders thereof under the indenture or under Notes of a series for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of Notes of a series under the indenture or the global note.

Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of Notes of a series by DTC or for maintaining, supervising or reviewing any records of those organizations relating to Notes of a series.

Payments on Notes of a series represented by a global note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on Notes of a series represented by a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global notes held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments.

Settlement for each series of Notes will be made by the underwriters in immediately available funds. Each series of Notes will trade in DTC’s Same-Day Funds Settlement System until maturity. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. So long as DTC continues to make its settlement system available to us, it is anticipated that payments of principal of and interest on Notes of a series will be made by us in immediately available funds.

Further Issues

We may, without notice to or consent of the holders of a series of the Notes, increase the aggregate principal amount of that series of the Notes in the future by issuing additional notes. If the additional notes are not fungible with the existing Notes in the series for U.S. federal income tax purposes, the additional notes will have a separate CUSIP number. Each series of Notes and any additional notes issued under that series will be treated as a single series of debt securities for all purposes under the indenture, including waivers, amendments and offers to purchase.

Regarding the Trustee

The trustee is U.S. Bank National Association, which maintains its corporate trust offices at 214 N. Tryon Street, 27th Floor, Charlotte, North Carolina 28202. The trustee provides certain corporate trust services to us in the ordinary course of business and may provide such services in the future. In addition, the trustee serves as the trustee with respect to seven other series of notes, including six series of notes issued pursuant to the indenture and prior supplemental indentures.

The indenture and provisions of the Trust Indenture Act contain limitations on the rights of the trustee, should it become one of our creditors, to obtain payment of claims in certain cases, or to realize on certain property received by it in respect of any such claims as security or otherwise. The trustee is permitted to engage in other transactions. However, if the trustee acquires any conflicting interest it must either eliminate such conflict, apply to the SEC for permission to continue or resign.

The trustee will also initially serve as the security registrar and paying agent under the indenture and the supplemental indentures.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of material U.S. federal income tax considerations of the ownership and disposition of the Notes. This summary is based upon provisions of the Internal Revenue Code of 1986, or the “Code,” applicable regulations, administrative rulings and judicial decisions in effect as of the date of this prospectus supplement, any of which may subsequently be changed, possibly retroactively, or interpreted differently by the Internal Revenue Service, or the “IRS,” so as to result in U.S. federal income tax consequences different from those discussed below. Except where noted, this summary deals only with a Note held as a capital asset by a beneficial owner who purchases the Note on original issuance at the first price, which we refer to as the “issue price,” at which a substantial portion of the Notes are sold for cash to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. This summary does not address all aspects of U.S. federal income taxes and does not deal with all tax consequences that may be relevant to investors in light of their personal circumstances or particular situations, such as:

•	tax consequences to dealers in securities, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, insurance companies and traders in securities that elect to use a mark-to-market method of tax accounting for their securities;

•	tax consequences to persons holding Notes as a part of an integrated or conversion transaction or a straddle;

•	tax consequences to U.S. holders, as defined below, whose “functional currency” is not the U.S. dollar;

•	tax consequences to entities treated as partnerships for U.S. federal income tax purposes;

•	tax consequences to certain former citizens or residents of the United States;

•	alternative minimum tax consequences, if any;

•	any state, local or foreign tax consequences; and

•	estate or gift taxes.

If an entity that is treated as a partnership for U.S. federal income tax purposes holds Notes, the tax treatment of a partner or member generally will depend upon the status of the partner or member and the activities of the entity. If you are a partner or member in such an entity holding the Notes, you should consult your tax advisors.

If you are considering the purchase of Notes, you should consult your tax advisors concerning the U.S. federal income tax consequences to you in light of your own specific situation, as well as consequences arising under the laws of any other taxing jurisdiction.

In this discussion, we use the term “U.S. holder” to refer to a beneficial owner of Notes that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

We use the term “non-U.S. holder” to describe a beneficial owner of Notes that is neither a U.S. holder nor a partnership or other entity that is treated as a partnership for U.S. federal income tax purposes.

Consequences to U.S. Holders

This section applies to you if you are a U.S. holder.

Payment of Interest

Stated interest on a Note generally will be taxable to you as ordinary income at the time it is received or accrued, in accordance with your usual method of accounting for U.S. federal income tax purposes.

Effect of Early Redemption Provisions

You may require us to redeem your Notes in the event of a Change of Control Repurchase Event at a redemption price equal to 101% of the aggregate principal amount of your Notes, plus accrued and unpaid interest, as discussed under “Description of the Notes—Offer to Repurchase upon a Change of Control Repurchase Event.” Also, in the event that we do not consummate the Acquisition on or prior to June 30, 2015, or the Merger Agreement is terminated at any time prior thereto, we will redeem all of the Notes at a redemption price equal to 101% of the principal amount of each Note, plus accrued and unpaid interest, as discussed under “Description of the Notes—Special Mandatory Redemption.” Our obligation to make such payments may implicate the U.S. Treasury regulations relating to “contingent payment debt instruments.” However, those regulations provide that if, based on all the facts and circumstances as of the date on which the Notes are issued, there is a remote likelihood that a contingent redemption will occur, it is assumed that such redemption will not occur. We believe and intend to take the position that, as of the issue date of the Notes, the likelihood that such a contingent redemption will occur is for this purpose remote. Our determination that these contingencies are remote is binding on you unless you disclose a contrary position in the manner required by the applicable Treasury regulations. Our determination is not, however, binding on the IRS, and if the IRS were to challenge this determination, you might be required to accrue income on the Notes that you own in excess of stated interest, and to treat as ordinary income rather than capital gain any income realized on the taxable disposition of such Notes before the resolution of the contingencies. In the event that such a contingency were to occur, the occurrence of such contingency would affect the amount and timing of the income that you recognize. You are urged to consult your tax advisors regarding the potential application to the Notes of the contingent payment debt instrument rules and the consequences of such application. The remainder of this discussion assumes that the Notes will not be treated as contingent payment debt instruments.

Sale, Redemption or Other Taxable Disposition of Notes

You generally will recognize gain or loss upon the sale, redemption or other taxable disposition of a Note equal to the difference between the amount realized (less accrued interest, which will be taxable as described above under “—Payment of Interest”) upon the sale, redemption or other taxable disposition and your adjusted tax basis in the Note. Your adjusted tax basis in a Note generally will be equal to the amount that you paid for the Note. Any gain or loss recognized on a taxable disposition of the Note will be capital gain or loss. If, at the time of the sale, redemption or other taxable disposition of the Note, you are treated as holding the Note for more than one year, this capital gain or loss will be long-term capital gain or loss. Otherwise, this capital gain or loss will be short-term capital gain or loss. If you are a non-corporate U.S. holder (such as an individual), long-term capital gains generally will be subject to U.S. federal income taxation at preferential rates. The ability to deduct capital losses is limited.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to interest on the Notes and the proceeds of a sale of a Note paid to you unless you are an exempt recipient (such as a corporation). Backup withholding will apply to those payments if you fail to provide your correct taxpayer identification number, or certification of exempt status, or if you are notified by the IRS that you have failed to report in full payments of interest and dividend income. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability if the required information is furnished in a timely manner to the IRS.

Medicare Tax on Unearned Income

In certain circumstances, certain investors that are individuals, estates or trusts must pay an additional 3.8% tax on, among other things, interest on and gains from the sale or other disposition of Notes. If you are an individual, estate or trust you should consult your tax advisors regarding the effect of this legislation on your ownership and disposition of the Notes.

Consequences to Non-U.S. Holders

This section applies to you if you are a non-U.S. holder.

Payment of Interest

U.S. federal income tax and withholding tax will not apply to any payment of interest to you on a Note provided that:

•	the interest is not effectively connected with your conduct of a trade or business in the United States;

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of section 871(h)(3) of the Code;

•	you are not a controlled foreign corporation that is related to us (actually or constructively) through stock ownership; and

•	(1) you provide your name and address, and certify, under penalties of perjury, that you are not a U.S. person on an IRS Form W-8BEN, W-8BEN-E or other applicable form, or (2) you hold the Notes through certain foreign intermediaries or certain foreign partnerships, and you and the foreign intermediary or foreign partnership satisfy the certification requirements of applicable U.S. Treasury regulations.

If you cannot satisfy the requirements described above, payments of interest will be subject to a 30% U.S. federal withholding tax, unless you provide a properly executed (1) IRS Form W-8BEN or W-8BEN-E (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (2) IRS Form W-8ECI (or other applicable form) stating that interest paid on the Notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States. If you are engaged in a trade or business in the United States and interest on the Notes is effectively connected with the conduct of that trade or business (and, if required by an applicable income tax treaty, is attributable to a permanent establishment in the United States), then, although you will be exempt from the 30% withholding tax (provided the requirement to deliver an IRS Form W-8ECI, as discussed above, is satisfied), you will be subject to U.S. federal income tax on that interest on a net-income basis in the same manner as if you were a U.S. holder. In addition, if you are a foreign corporation, you also may be subject to a branch profits tax equal to 30% (or lesser rate under an applicable income tax treaty) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States.

Sale, Redemption or Other Taxable Disposition of Notes

Gain realized by you on a sale, one of certain redemptions or another taxable disposition of a Note will not be subject to U.S. federal income tax unless:

(1) that gain is effectively connected with your conduct of a trade or business in the United States (and if required by an applicable tax treaty, is attributable to a permanent establishment maintained by you in the United States); or

(2) you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition and certain other conditions are met.

If you are described in clause (1) above, you will be subject to tax on the net gain derived from the sale, redemption or other taxable disposition in the same manner as if you were a U.S. holder. In addition, if you are a foreign corporation that falls under clause (1) above, you also may be subject to a branch profits tax equal to 30% (or lesser rate as may be specified under an applicable income tax treaty) of your earnings and profits, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States. If you are an individual described in clause (2) above, you will be subject to a flat 30% tax on the gain derived from the sale, redemption or other taxable disposition, which may be offset by U.S.-source capital losses, even though you are not considered a resident of the United States.

Information Reporting and Backup Withholding

The applicable withholding agent must report annually to the IRS and to you the amount of interest paid to you and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest and withholding also may be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

In general, you will not be subject to backup withholding with respect to payments of interest, provided the statement described above in the last bullet point under “—Payment of Interest” has been received and the applicable withholding agent does not have actual knowledge or reason to know that you are a U.S. person, as defined under the Code, that is not an exempt recipient. In addition, you will be subject to information reporting and, depending on the circumstances, backup withholding with respect to payments of the proceeds of the sale of a Note within the United States or conducted through certain U.S.-related financial intermediaries, unless the statement described above has been received and the applicable withholding agent does not have actual knowledge or reason to know that you are a U.S. person, as defined under the Code, that is not an exempt recipient, or you otherwise establish an exemption. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability if the required information is furnished in a timely manner to the IRS.

Foreign Account Tax Compliance Act (FATCA)

A 30% U.S. federal withholding tax may apply to interest income paid on the Notes, and the gross proceeds from a disposition of Notes occurring after December 31, 2016, in each case paid to (i) a “foreign financial institution” (as specifically defined in the Code), whether such foreign financial institution is the beneficial owner or an intermediary, unless such foreign financial institution agrees to verify, report and disclose its “United States account” holders (as specifically defined in the Code) and meets certain other specified requirements or (ii) a non-financial foreign entity, whether such non-financial foreign entity is the beneficial owner or an intermediary, unless such entity provides a certification that the beneficial owner of the payment does not have any substantial U.S. owners or provides the name, address and taxpayer identification number of each substantial U.S. owner and certain other specified requirements are met. In certain cases, the relevant foreign financial institution or non-financial foreign entity may qualify for an exemption from, or be deemed to be in compliance with, these rules. If an interest payment is subject both to withholding under FATCA and to the withholding tax discussed above under “—Consequences to Non-U.S. Holders—Payment of Interest,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. Investors should consult their own tax advisors regarding these rules and whether they may be relevant to their ownership and disposition of Notes.

UNDERWRITING

Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC and Credit Suisse Securities (USA) LLC, are acting as representatives (the “Representatives”) of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of Notes of each series set forth opposite the underwriter’s name.

Underwriters	Principal Amount of 2020 Notes	Principal Amount of 2022 Notes	Principal Amount of 2025 Notes	Principal Amount of 2045 Notes
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$126,000,000	$125,000,000	$250,000,000	$226,800,000
Wells Fargo Securities, LLC	125,000,000	126,000,000	252,000,000	225,000,000
Credit Suisse Securities (USA) LLC	90,000,000	90,000,000	180,000,000	162,000,000
Barclays Capital Inc.	21,500,000	21,500,000	43,000,000	38,700,000
KeyBanc Capital Markets Inc.	21,500,000	21,500,000	43,000,000	38,700,000
Mitsubishi UFJ Securities (USA), Inc.	21,500,000	21,500,000	43,000,000	38,700,000
PNC Capital Markets LLC	21,500,000	21,500,000	43,000,000	38,700,000
TD Securities (USA) LLC	21,500,000	21,500,000	43,000,000	38,700,000
U.S. Bancorp Investments, Inc.	21,500,000	21,500,000	43,000,000	38,700,000
BNY Mellon Capital Markets, LLC	10,000,000	10,000,000	20,000,000	18,000,000
Credit Agricole Securities (USA) Inc.	10,000,000	10,000,000	20,000,000	18,000,000
Fifth Third Securities, Inc.	10,000,000	10,000,000	20,000,000	18,000,000

Total	$500,000,000	$500,000,000	$1,000,000,000	$900,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the Notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the Notes if they purchase any of the Notes. Notes sold by the underwriters to the public will initially be offered at the initial public offering prices set forth on the cover of this prospectus supplement. Any Notes sold by the underwriters to securities dealers may be sold at a discount from their initial public offering prices not to exceed 0.350% of the principal amount of the 2020 Notes, 0.375% of the principal amount of the 2022 Notes, 0.400% of the principal amount of the 2025 Notes and 0.500% of the principal amount of the 2045 Notes. Any such securities dealers may resell any Notes purchased from the underwriters to certain other brokers or dealers at a discount from their initial public offering prices not to exceed 0.250% of the principal amount of the 2020 Notes, 0.250% of the principal amount of the 2022 Notes, 0.250% of the principal amount of the 2025 Notes and 0.350% of the principal amount of the 2045 Notes. If all the Notes are not sold at their initial offering prices, the underwriters may change the offering prices and the other selling terms.

We have agreed that, for a period from the date of this prospectus supplement to and including the closing date, we will not, without the prior written consent of the Representatives, offer, sell, or contract to sell, or otherwise dispose of, directly or indirectly, or announce the offering of, any debt securities issued or guaranteed by us. The Representatives in their sole discretion may release any of the securities subject to this lock-up agreement at any time without notice.

The following table shows the underwriting discounts that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the Notes).

Paid By Us
Per 2020 Note	0.600%
Per 2022 Note	0.625%
Per 2025 Note	0.650%
Per 2045 Note	0.875%

We estimate that our total expenses for this offering, excluding the underwriting discounts, will be $1,750,000.

We expect that delivery of the Notes will be made against payment therefor on or about the closing date of this offering specified on the cover page of this prospectus supplement, which is seven business days following the date of pricing of the Notes (this settlement cycle being referred to as “T+7” ). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, investors who wish to trade their Notes on the date of pricing or the next three succeeding business days will be required, by virtue of the fact that the Notes initially will settle in T+7, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Investors of Notes who wish to trade their Notes on the date of pricing or the three succeeding business days should consult their own advisor.

The Notes are new issues of securities with no established trading markets. The Notes will not be listed on any securities exchange or on any automated dealer quotation system. We have been advised by the underwriters that the underwriters intend to make markets in the Notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading markets for the Notes.

In connection with the offering, the underwriters may purchase and sell Notes of any series in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater number of Notes than they are required to purchase in the offering.

•	Covering transactions involve purchases of Notes in the open market after the distribution has been completed in order to cover short positions.

•	Stabilizing transactions involve bids to purchase Notes so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market prices of the Notes. They may also cause the prices of the Notes to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Affiliations

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC, Credit Suisse Securities (USA) LLC and the other underwriters, or affiliates of the other underwriters, are lenders, and in some cases, agents or managers for the lenders, under our revolving credit facility, Bridge Facility and/or Term Loan. In addition, an affiliate of the trustee is an underwriter. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any Notes which are the subject of the offering contemplated by this prospectus supplement may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any Notes may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Notes shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any Notes to be offered so as to enable an investor to decide to purchase any Notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

This prospectus supplement has been prepared on the basis that any offer of Notes in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of Notes. Accordingly, any person making or intending to make an offer in that Relevant Member State of Notes which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of Notes in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

Notice to Prospective Investors in the United Kingdom

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of the FSMA does not apply to the company; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Switzerland

This prospectus supplement does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations and the Notes will not be listed on the SIX Swiss Exchange. Therefore, this prospectus supplement may not comply with the disclosure standards of the listing rules (including any additional listing rules or prospectus schemes) of the SIX Swiss Exchange. Accordingly, the Notes may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors who do not subscribe to the Notes with a view to distribution. Any such investors will be individually approached by the underwriters from time to time.

Notice to Prospective Investors in Hong Kong

The Notes may not be offered or sold in Hong Kong by means of any document other than (a) to “professional investors” as defined in the Securities and Futures Ordinance of Hong Kong (Cap. 571) (the “SFO”) and any rules made thereunder; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance of Hong Kong (Cap. 32) (the “CMO”) or which do not constitute an offer or invitation to the public for the purposes of the CMO or the SFO. No advertisement, invitation or document relating to the Notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere) which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined under the SFO and any rules made thereunder.

Notice to Prospective Investors in Japan

The Notes offered in this prospectus supplement have not been and will not be registered under the Financial Instruments and Exchange Act of Japan. Each underwriter has agreed that it will not offer or sell any Notes, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except (i) pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act of Japan and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

This prospectus supplement and accompanying prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Notes are subscribed for or purchased under Section 275 of the SFA by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Notes pursuant to an offer made under Section 275 of the SFA except:

(1) to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(2) where no consideration is or will be given for the transfer;

(3) where the transfer is by operation of law;

(4) as specified in Section 276(7) of the SFA; or

(5) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

LEGAL MATTERS

The legal validity of the Notes offered hereby will be passed upon for us by Hogan Lovells US LLP, New York, New York. Certain legal matters relating to the offering of the Notes will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2013, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Covance and its subsidiaries at December 31, 2013 and 2012, and for each of the three years in the period ended December 31, 2013, incorporated by reference into this prospectus supplement from our Current Report on Form 8-K filed on December 4, 2014, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given on their authority as experts in accounting and auditing.

PROSPECTUS

Laboratory Corporation of America Holdings

Senior Debt Securities

Subordinated Debt Securities

Preferred Stock

Common Stock

Warrants

We may, from time to time, offer, issue and sell senior or subordinated debt securities, preferred stock, common stock, or warrants to purchase our debt securities, preferred stock or common stock. The debt securities, preferred stock and warrants we may offer may be convertible into or exercisable or exchangeable for debt, common or preferred stock or other securities of the Company. We refer to our senior or subordinated debt securities, preferred stock, common stock, and warrants collectively as the “securities.” We may offer any combination of the securities, in separate series or classes and in amounts, at prices and on terms described in one or more supplements to this prospectus. In addition, this prospectus may be used to offer securities for the account of persons other than us.

This prospectus describes some of the general terms that may apply to the securities we or any selling securityholders may offer and sell and the general manner in which they may be offered. Each time we or any selling securityholders offer securities pursuant to this prospectus, we or any selling securityholders will provide one or more supplements to this prospectus or free writing prospectuses that contain specific information about the offering and the terms of any securities being sold. Before investing, you should carefully read this prospectus and the applicable prospectus supplement or free writing prospectus. Prospectus supplements or free writing prospectuses may also add, update or change information contained in this prospectus.

We, or any selling securityholder, may offer and sell these securities to or through agents, underwriters, dealers or directly to purchasers, on a continuous or delayed basis. The names of any agents, underwriters or dealers and the terms of the arrangements with such entities will be stated in the applicable prospectus supplement.

Our common stock is listed on the New York Stock Exchange under the symbol “LH.”

You should read carefully this prospectus, the documents incorporated by reference in this prospectus and any prospectus supplement before you invest. Investing in our securities involves risks. See “Risk Factors” beginning on page 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 4, 2014

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Using this process, we or selling securityholders may offer and sell any combinations of the securities described in this prospectus in one or more offerings from time to time.

We are responsible for the information contained and incorporated by reference in this prospectus. We have not authorized anyone to give you any other information, and we take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date of the document containing the information.

Neither this prospectus, nor any accompanying prospectus supplement nor any free writing prospectus that we have authorized contain all of the information included in the registration statement. We have omitted parts of the registration statement as permitted by the SEC’s rules and regulations. For further information, we refer you to the headings “Where to Find Additional Information” and “Incorporation of Certain Information by Reference.”

This prospectus provides you with a general description of the securities we or any selling securityholder may offer. Each time we or any selling securityholders sell any of the securities, we or such selling securityholder will provide a prospectus supplement or free writing prospectus that will contain specific information about the terms of that offering and the securities being offered at that time. The prospectus supplement or free writing prospectus may also add, update or change information contained in this prospectus, and any statement in this prospectus will be modified or superseded by any inconsistent statement in a prospectus supplement or free writing prospectus. You should read both this prospectus and any prospectus supplement or free writing prospectus together with the additional information described under the headings “Where to Find Additional Information” and “Incorporation of Certain Information by Reference.”

As used in this prospectus, unless otherwise indicated, “LabCorp,” “the Company,” “we,” “our” and “us” are used interchangeably to refer to Laboratory Corporation of America Holdings or to Laboratory Corporation of America Holdings and its consolidated subsidiaries, as appropriate to the context.

RISK FACTORS

An investment in our securities involves risks. Before deciding to purchase any of our securities, you should carefully consider the risks described in the documents incorporated by reference in this prospectus and, if applicable, in any prospectus supplement used in connection with an offering of securities, before making an investment decision, including those risks identified under “Part I—Item IA. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2013, which is incorporated by reference in this prospectus and which may be amended, supplemented or superseded from time to time by other reports that we subsequently file with the SEC. The risks that we discuss in the documents incorporated by reference in this prospectus are those we currently believe may materially affect our company. Additional risks not presently known to us or that we currently believe are immaterial also may materially and adversely affect our business, financial condition, results of operations and cash flows.

THE COMPANY

Laboratory Corporation of America® Holdings and its subsidiaries, headquartered in Burlington, North Carolina, is the second largest independent clinical laboratory company in the United States based on 2013 net revenues. Since our founding in 1971 as a Delaware corporation, we have grown into a national network of 44 primary laboratories and approximately 1,700 patient service centers (“PSCs”) along with a network of branches and STAT laboratories (which are laboratories that have the ability to perform certain core tests and report the results to the physician quickly). Through our national network of laboratories, we offer a broad range of clinical laboratory tests that are used by the medical profession in core testing, patient diagnosis, and in the monitoring and treatment of disease. In addition, we have developed specialty testing operations, such as oncology testing, HIV genotyping and phenotyping, diagnostic genetics, cardiovascular disease risk assessment, HCV diagnosis and monitoring and clinical trials.

With over 34,000 employees worldwide, we process tests on approximately 490,000 patient specimens daily and provide clinical laboratory testing services to clients throughout the United States and in other countries including Mexico, the Bahamas, Belgium, Germany, Italy, Spain, the United Kingdom, China, Hong Kong, Singapore, Japan, South Korea and three provinces in Canada. Our clients include physicians, hospitals, managed care organizations, governmental agencies, employers, pharmaceutical companies and other independent clinical laboratories that do not have the breadth of our testing capabilities. We offer a menu of several hundred tests that are frequently used in general patient care by physicians to establish or support a diagnosis, to monitor treatment or to search for an otherwise undiagnosed condition. The most frequently-requested of these routine tests include blood chemistry analyses, urinalyses, blood cell counts, thyroid tests, Pap tests, Hemoglobin, A1C, PSA, STD tests (Ct, Ng, Tv, HIV), HCV tests, Vitamin D, microbiology cultures and procedures, and alcohol and other substance-abuse tests. We perform this core group of tests in our major laboratories using sophisticated and computerized instruments, with most results reported within 24 hours. In addition, we provide specialty testing services in the areas of allergy, clinical trials, diagnostic genetics, women’s health, cardiovascular disease, identity, forensics, infectious disease, endocrine sciences, oncology, occupational testing and pain management.

Our principal executive offices are located at 358 South Main Street, Burlington, North Carolina 27215, and our telephone number at that address is (336) 229-1127.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The accompanying prospectus supplement and any applicable free writing prospectus may also contain these type of forward-looking statements. These statements relate to future events and expectations and can be identified by the use of predictive, future-tense or forward-looking terminatology, such as “may,” “will,” “expect,” “anticipate,” “believe,” “estimate,” “plan,” “intend,” or the negative of these terms or similar expressions. We have based these forward-looking statements on our current views with respect to future events and financial performance. Our actual financial performance could differ materially from those projected in the forward-looking statements due to the inherent uncertainty of estimates, forecasts and projections, and our financial performance may be better or worse than anticipated. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to:

1.	changes in federal, state, local and third party payer regulations or policies or other future reforms in the health care system (or in the interpretation of current regulations), new insurance or payment systems, including state, regional or private insurance cooperatives (Health Insurance Exchanges), new public insurance programs or a single-payer system, affecting governmental and third-party coverage or reimbursement for clinical laboratory testing;

2.	significant monetary damages, fines, penalties, assessments, refunds, repayments, and/or exclusion from the Medicare and Medicaid programs resulting from investigations, audits, regulatory examinations, information requests, and other inquiries by the government;

3.	loss or suspension of a license or imposition of a fine or penalties under, or future changes in, or interpretations of, the law or regulations of the Clinical Laboratory Improvement Act of 1967, and the Clinical Laboratory Improvement Amendments of 1988, or those of Medicare, Medicaid, the False Claims Act or other federal, state or local agencies;

4.	penalties or loss of license arising from the failure to comply with the Federal Occupational Safety and Health Administration requirements and the Needlestick Safety and Prevention Act;

5.	increased costs, denial of claims and/or significant penalties arising from the failure to comply with HIPAA, including changes to federal and state privacy and security obligations and changes to HITECH and any subsequent amendments;

6.	costs due to damage to the Company’s reputation and significant litigation exposure arising from the failure to maintain the security of business information or systems or protect against cyber security attacks;

7.	negative impact on the Company’s reimbursement, cash collections, days sales outstanding and profitability arising from the failure of the Company, third party payers or physicians to comply with the ICD-10-CM Code Set by the compliance date of October 1, 2015;

8.	increased competition, including competition from companies that do not comply with existing laws or regulations or otherwise disregard compliance standards in the industry;

9.	increased price competition, competitive bidding for laboratory tests and/or changes or reductions to fee schedules;

10.	changes in payer mix, including an increase in capitated reimbursement mechanisms or the impact of a shift to consumer-driven health plans and adverse changes in payer reimbursement or payer coverage policies related to specific testing procedures or categories of testing;

11.	failure to obtain and retain new customers or a reduction in tests ordered or specimens submitted by existing customers;

12.	changes in testing guidelines or recommendations by government agencies, medical specialty societies and other authoritative bodies affecting the utilization of laboratory tests;

13.	failure to retain or attract managed care business as a result of changes in business models, including new risk based or network approaches, or other changes in strategy or business models by managed care companies;

14.	failure to obtain Covance Inc. (“Covance”) stockholder or regulatory approvals required for our proposed acquisition of Covance or being required to accept conditions that could reduce the anticipated benefits of the merger as a condition to obtaining regulatory approvals;

15.	delay in consummating the proposed acquisition of Covance;

16.	difficulty in maintaining relationships with customers or retaining key employees as a result of uncertainty surrounding the proposed acquisition of Covance and the resulting negative effects on the business of the Company;

17.	failure to effectively integrate and/or manage newly acquired businesses, including Covance if the acquisition closes, and the cost, time and effort required to integrate newly acquired businesses, including Covance if the acquisition closes, all of which may be greater than anticipated;

18.	the inability to close the acquisition of Covance, the inability to achieve the expected benefits and synergies of the acquisition or the effects of the acquisition on the Company’s cash position and levels of indebtedness;

19.	the inability of the Company and Covance to meet expectations regarding the timing, completion and accounting and tax treatments of the Company’s proposed acquisition of Covance;

20.	adverse results in litigation matters;

21.	inability to attract and retain experienced and qualified personnel;

22.	business interruption, increased costs, and other adverse effects on the Company’s operations due to the unionization of employees, union strikes, work stoppages, or general labor unrest;

23.	business interruption or other impact on the business due to adverse weather (including hurricanes), fires and/or other natural disasters, terrorism or other criminal acts, and/or widespread outbreak of influenza or other pandemic illness;

24.	failure to maintain the Company’s days sales outstanding and/or bad debt expense levels;

25.	change in the Company’s credit ratings by Standard & Poor’s and/or Moody’s;

26.	discontinuation or recalls of existing testing products;

27.	failure to develop or acquire licenses for new or improved technologies, or if customers use new technologies to perform their own tests;

28.	substantial costs arising from the inability to commercialize newly licensed tests or technologies or to obtain appropriate coverage or reimbursement for such tests;

29.	failure to identify and successfully close and integrate strategic acquisition targets;

30.	changes in government regulations or policies, including regulations and policies of the Food and Drug Administration, affecting the approval, availability of, and the selling and marketing of diagnostic tests;

31.	inability to obtain and maintain adequate patent and other proprietary rights for protection of the Company’s products and services and unsuccessful enforcement of the Company’s proprietary rights;

32.	the scope, validity and enforceability of patents and other proprietary rights held by third parties which might have an impact on the Company’s ability to develop, perform, or market the Company’s tests or operate its business;

33.	failure in the Company’s information technology systems including an increase in testing turnaround time or billing processes or the failure to meet future regulatory or customer information technology, data security and connectivity requirements;

34.	failure to meet required financial reporting deadlines arising from a failure of the Company’s financial information systems;

35.	failure of the Company’s disaster recovery plans to provide adequate protection against the interruption of business and/or to permit the recovery of business operations;

36.	liabilities that result from the inability to comply with corporate governance requirements;

37.	impact on the Company’s testing volumes, cash collections and the availability of credit for general liquidity or other financing needs arising from a significant deterioration in the economy or financial markets;

38.	changes in reimbursement by foreign governments and foreign currency fluctuations; and

39.	expenses and risks associated with international operations, including but not limited to compliance with the Foreign Corrupt Practices Act, the U.K. Bribery Act, as well as laws and regulations that differ from those of the United States, and economic, political, legal and other operational risks associated with foreign markets.

Except as may be required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Given these uncertainties, you should not put undue reliance on any forward-looking statements.

WHERE TO FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any reports, statements or other information on file at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These filings are available at the Internet website maintained by the SEC at http://www.sec.gov. You can also inspect copies of our public filings at the offices of the New York Stock Exchange (the “NYSE”). For further information about obtaining copies of our public filings from the NYSE, please call (212) 656-5060.

We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of ours or one of our subsidiaries, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement and all of its exhibits at the SEC’s public reference room in Washington, D.C, as well as through the SEC’s website.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus certain information we file with the SEC, which means that we may disclose important information in this prospectus by referring you to the document that contains the information. The information incorporated by reference is deemed to be a part of this prospectus, except for any information superseded by information in this prospectus. The information incorporated by reference is an important part of this prospectus, and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below (the file number for which is 1-11353) and any amendments to these documents:

(1)	Our Annual Report on Form 10-K for the year ended December 31, 2013;

(2)	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014, June 30, 2014 and September 30, 2014;

(3)	Our Current Reports on Form 8-K filed with the SEC on March 25, 2014, April 1, 2014 (solely with respect to the information reported under Item 5.02), May 15, 2014 (reporting under Item 5.07), November 3, 2014, December 3, 2014 and December 4, 2014;

(4)	The description of the Company’s common stock in our registration statement on Form 8-B filed with the SEC on July 1, 1994 as amended by Amendment No. 1 thereto dated April 27, 1995, and any report filed for the purpose of updating such description.

We also incorporate by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the offering of the securities covered by this prospectus is completed or the offering is otherwise terminated; provided, however, that we are not incorporating by reference any documents or information, including parts of documents that we file with the SEC, that are deemed to be furnished and not filed with the SEC. Unless specifically stated to the contrary, none of the information we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus.

Any statement contained in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may obtain copies of any of these filings through Laboratory Corporation of America Holdings as described below, through the SEC or through the SEC’s Internet website as described above. Documents incorporated by reference are available without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this prospectus, by requesting them in writing, by telephone or via the Internet at:

Laboratory Corporation of America Holdings

358 South Main Street

Burlington, North Carolina 27215

(336) 229-1127

Attn: Office of the Corporate Secretary

Internet Website: www.labcorp.com

The information contained on our website does not constitute a part of this prospectus, and our website address supplied above is intended to be an inactive textual reference only and not an active hyperlink to our website.

USE OF PROCEEDS

Unless we specify otherwise in a prospectus supplement, we intend to use the net proceeds from sales of securities by us to provide additional funds for general corporate purposes. These purposes may include the repayment of indebtedness, future acquisitions, capital expenditures, working capital and any other corporate purpose. If net proceeds from a specific offering are intended to be used for the repayment of indebtedness, the applicable prospectus supplement will describe the relevant terms of the debt to be repaid. We will not receive proceeds from sales of securities by persons other than us except as may otherwise be stated in an applicable prospectus supplement.

Unless otherwise set forth in a prospectus supplement, we will not receive any proceeds in the event that securities are sold by a selling securityholder.

RATIO OF EARNINGS TO FIXED CHARGES

We have presented in the table below our historical consolidated ratio of earnings to fixed charges for the periods shown.

	Fiscal Years Ended December 31,					Nine Months Ended September 30,
	2009	2010	2011	2012	2013	2014
Ratio of earnings to fixed charges (unaudited)	8.16	7.71	6.39	6.56	6.21	5.63

These computations include us and our consolidated subsidiaries. For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before provision for income taxes, plus fixed charges. Fixed charges include interest expense on debt and the portion of rental expense that is deemed representative of the interest factor. We did not have any preferred stock outstanding during the periods presented in the table above.

This information should be read in conjunction with our consolidated financial statements and the accompanying notes relating to the relevant periods and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2013, incorporated by reference in this prospectus.

DEBT SECURITIES

This prospectus may be used for an offering of any combination of our senior debt securities or subordinated debt securities. Senior debt securities and subordinated debt securities will be issued under separate indentures between us, as issuer, and the trustee identified in the prospectus supplement. Further information regarding the trustee may be provided in the prospectus supplement. The form of each type of indenture is filed as an exhibit to the registration statement of which this prospectus is a part and is available as described above under the heading “Where to Find Additional Information.” Particular debt securities will be issued in one or more series that will be established by board resolution, officers’ certificate or supplemental indenture. Where we refer to either indenture below, we mean the indenture as well as any applicable board resolution, officers’ certificate or supplemental indenture. The indentures are and will be subject to and governed by the Trust Indenture Act of 1939.

The prospectus supplement will describe the particular terms of any debt securities that may be offered and may supplement the terms summarized below. The following summaries of the debt securities and the indentures are not complete. We urge you to read the indentures filed as exhibits to the registration statement that includes this prospectus and the description of the additional terms of the debt securities included in the applicable prospectus supplement.

General

We may issue an unlimited principal amount of debt securities in separate series. We may specify a maximum aggregate principal amount for the debt securities of any series. The debt securities will have terms that are consistent with the indentures. Senior debt securities will rank equal in right of payment with all our other unsecured and unsubordinated debt. Subordinated debt securities will be paid only if all payments due under our senior indebtedness, including any outstanding senior debt securities, have been made.

Because we are a holding company whose operations are conducted through operating subsidiaries, the debt securities will be structurally subordinated to any and all existing and future indebtedness, whether or not secured, and other liabilities and claims of holders of preferred stock, of any of our subsidiaries. The indentures under which the debt securities will be issued do not restrict our subsidiaries from issuing additional indebtedness or preferred stock that would be structurally senior in right of payment to the subordinated debt securities, although certain limitations may be imposed under the terms of any such debt securities, which limitations will be set forth in a prospectus supplement.

The indentures do not limit the amount of other debt that we may incur or whether that debt is senior to the debt securities offered by this prospectus. Other than the restrictions on liens, sale and leaseback transactions and indebtedness and preferred stock issued by our subsidiaries that may be applicable to senior debt securities or any other restrictions described in any prospectus supplement, the indentures do not contain financial or similar restrictive covenants. The indentures do not contain any provision to protect holders of debt securities against a sudden or dramatic decline in our ability to pay our debt.

The prospectus supplement will describe the debt securities being offered and the price or prices at which debt securities will be offered. The description will include:

•	the title of the debt securities and whether the debt securities are senior debt securities or subordinated debt securities;

•	any limit on the aggregate principal amount of the series of debt securities being offered;

•	the date or dates on which we must repay the principal;

•	the rate or rates at which the debt securities will bear interest;

•	the date, if any, from which interest will accrue, and the dates, if any, on which we must pay interest;

•	the right, if any, to extend the interest payment periods and the duration of the extension;

•	the terms and conditions on which we may redeem any debt security, if at all, at our option;

•	our obligation, if any, to redeem or purchase any debt securities, and the terms and conditions on which we must do so;

•	the form of debt securities of the series, including the form of the trustee’s certificate of authentication for the series;

•	the denominations in which we may issue the debt securities, if other than integral multiples of $1,000;

•	the manner in which we will determine the amount of principal of or any premium or interest on the debt securities;

•	the currency in which we will pay the principal of and any premium or interest on the debt securities;

•	the amount that will be deemed to be the principal amount of the debt securities for any purpose, including the principal amount that will be due and payable upon maturity or that will be deemed to be outstanding as of any date;

•	if applicable, the terms of any right to convert debt securities into, or exchange debt securities for, debt securities, shares of our preferred stock or common stock or other securities;

•	whether we will issue the debt securities in the form of one or more global securities and, if so, the depositary for the global securities and the terms of the global securities;

•	any additional or different subordination provisions that will apply to any series of subordinated debt securities;

•	any addition to or change in the events of default applicable to the debt securities and any change in the right of the trustee or the holders to declare the principal amount of any of the debt securities due and payable;

•	any addition to or change in the covenants in the indentures applicable to the debt securities;

•	whether and to what extent the securities of such series will be guaranteed; and

•	any other terms of the debt securities not inconsistent with the applicable indentures.

We may sell the debt securities at a substantial discount below their stated principal amount. We will describe U.S. federal income tax considerations, if any, applicable to debt securities sold at an original issue discount in the prospectus supplement. An “original issue discount security” is any debt security sold for less than its face value, and that provides that the holder cannot receive the full face value if the maturity of the security is accelerated. The prospectus supplement relating to any original issue discount securities will describe the particular provisions relating to acceleration of the maturity upon the occurrence of an event of default. In addition, we will describe U.S. federal income tax or other considerations applicable to any debt securities that are denominated in a currency or unit other than U.S. dollars in the prospectus supplement.

Conversion and Exchange Rights

The prospectus supplement will describe, if applicable, the terms on which you may convert debt securities into or exchange them for debt securities, preferred stock, common stock or other securities. The conversion or exchange may be mandatory or may be at your option. The prospectus supplement will describe how the amount of debt securities, number of shares of preferred stock or common stock, or the amount of other securities to be received upon conversion or exchange would be calculated.

Optional Redemption

The prospectus supplement will set forth whether we will have the right to redeem a series of debt securities before maturity. Unless the prospectus supplement provides otherwise, we will mail a notice of redemption to holders at least 30, but not more than 60 days, prior to the date of redemption. If we have the right to redeem less than all of a series of debt securities, the trustee shall select pro rata, by lot or in such other manner as it deems appropriate, the debt securities to be redeemed. If any debt securities of a series are to be redeemed only in part, the notice of redemption will state the portion of the principal amount of the debt security to be redeemed. Upon cancellation of a debt security surrendered for redemption in part, we will issue a new debt security in principal amount in multiples of $1,000 equal to the unredeemed portion of the surrendered note in the name of the holder thereof. Debt securities called for redemption will become due on the date fixed for redemption. On and after the redemption date, interest will cease to accrue on debt securities or portions of the debt securities called for redemption.

Make-Whole Redemption

The prospectus supplement will set forth whether we will have the right to redeem a series of debt securities in whole or in part at a price based on a Make-Whole Amount. Unless the prospectus supplement provides otherwise, the following terms shall apply to our right to redeem a series of debt securities based on a Make-Whole Amount. We may redeem all or part of the debt securities of the affected series at any time at our option at a redemption price equal to the greater of:

(1)	100% of the principal amount of the debt securities being redeemed plus accrued and unpaid interest to the redemption date or

(2)	the Make-Whole Amount for the debt securities being redeemed.

For purposes of a redemption at a price based on a Make-Whole Amount:

“Make-Whole Amount” means the sum, as determined by the Quotation Agent, of the present values of the scheduled payments of principal and interest (exclusive of interest to the redemption date) from the redemption date to the maturity date of the debt securities being redeemed, in each case discounted to the redemption date on a semi-annual basis, assuming a 360-day year consisting of twelve 30-day months, at the Adjusted Treasury Rate, plus accrued and unpaid interest on the principal amount of the debt securities being redeemed to the redemption date.

“Adjusted Treasury Rate” means, with respect to any redemption date, (1) the yield, under the heading that represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the remaining term of the securities of the series being redeemed, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (expressed as a percentage of its principal amount) assuming a price for the Comparable Treasury Issue equal to the Comparable Treasury Price for such redemption date, in each case calculated on the third business day preceding the redemption date, plus the spread (the “Make-Whole Spread”) specified in a prospectus supplement relating to the affected series of debt securities.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term from the redemption date to the maturity date of the debt securities being redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the debt securities of a series.

“Comparable Treasury Price” means, with respect to any redemption date, if clause (2) of the Adjusted Treasury Rate is applicable, the average of three, or such lesser number as is obtained by the trustee, Reference Treasury Dealer Quotations for such redemption date.

“Quotation Agent” means a Reference Treasury Dealer selected by us.

“Reference Treasury Dealer” means Citigroup Global Markets Inc. and it successors and assigns, and two other nationally recognized investment banking firms selected by us that are primary U.S. government securities dealers.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

Subordination of Subordinated Debt Securities

The indebtedness underlying any subordinated debt securities will be payable only if all payments due under our senior indebtedness, including any outstanding senior debt securities, have been made. Senior indebtedness includes the principal, premium (if any) and unpaid interest on all present and future:

(1)	indebtedness for borrowed money;

(2)	obligations evidenced by bonds, debentures, notes or similar instruments;

(3)	obligations under (i) interest rate swaps, caps, collars, options and similar arrangements, (ii) any foreign exchange contract, currency swap contract, futures contract, currency option contract or other foreign currency hedge and (iii) credit swaps, caps, floors, collars and similar arrangements;

(4)	indebtedness incurred, assumed or guaranteed in connection with the acquisition by us or any of our subsidiaries of any business, properties or assets (except purchase-money indebtedness classified as accounts payable under GAAP);

(5)	all obligations and liabilities (contingent or otherwise) in respect of leases required, in conformity with GAAP, to be accounted for as capitalized lease obligations on the balance sheet and all obligations and liabilities (contingent or otherwise) under any lease or related document (including a purchase agreement) in connection with the lease or real property that provides that we are contractually obligated to purchase or cause a third party to purchase the leased property and thereby guarantee a minimum residual value of the leased property to the lessor and the obligations under such lease or related document to purchase or to cause a third party to purchase such leased property;

(6)	reimbursement obligations in respect of letters of credit relating to indebtedness or other obligations that qualify as indebtedness or obligations of the kind referred to in clauses (1) through (5); and

(7)	obligations under direct and indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (1) through (6), in each case unless the instrument creating or evidencing the indebtedness or obligation or pursuant to which the same is outstanding provides that (x) such indebtedness or obligation is not senior in right of payment to the subordinated debt securities or (y) such indebtedness or obligation is subordinated to any other obligation, unless such indebtedness or obligation expressly provides that such indebtedness or obligations be senior in right of payment to the subordinated debt securities.

If we distribute our assets to creditors upon any dissolution, winding-up, liquidation or reorganization or in bankruptcy, insolvency, receivership or similar proceedings, we must first pay all amounts due or to become due on all senior indebtedness before we pay the principal of, or any premium or interest on, the subordinated debt securities. In the event the subordinated debt securities are accelerated because of an event of default, we may not make any payment on the subordinated debt securities until we have paid all senior indebtedness or the acceleration is rescinded. If the payment of subordinated debt securities accelerates because of an event of default, we must promptly notify holders of senior indebtedness of the acceleration.

If we experience a bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of subordinated debt securities may receive less, ratably, than our other creditors. The indenture for subordinated debt securities will not limit our ability to incur additional senior indebtedness.

Form, Exchange and Transfer

Unless the prospectus supplement indicates otherwise, we will issue debt securities only in fully registered form, without coupons, and only in denominations of $1,000 and integral multiples thereof. The holder of a debt security may elect, subject to the terms of the indentures and the limitations applicable to global securities, to exchange them for other debt securities of the same series of any authorized denomination and of similar terms and aggregate principal amount.

Holders of debt securities may present them for exchange as provided above or for registration of transfer, duly endorsed or with the form of transfer duly executed, at the office of the transfer agent we designate for that purpose. We will not impose a service charge for any registration of transfer or exchange of debt securities, but we may require a payment sufficient to cover any tax or other governmental charge payable in connection with the transfer or exchange. Unless the prospectus supplement indicates otherwise, the corporate trust office of the trustee will be the transfer agent for the debt securities. We may designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, but we must maintain a transfer agent in each place where we will make payment on debt securities.

Global Securities

The debt securities of a series may be represented by one or more global securities that will have an aggregate principal amount equal to that of all debt securities of that series, meaning that beneficial owners of the debt securities will not receive certificates representing their ownership interests in the debt securities, except in the event the book-entry system for the debt securities of that series is discontinued. Each global security will be registered in the name of a depository identified in the prospectus supplement. We will deposit the global security with the depository or a custodian, and the global security will bear a legend regarding the restrictions on exchanges and registration of transfer.

The Depository Trust Company is expected to serve as depository. Unless and until it is exchanged in whole or in part for the individual debt securities represented thereby, a global security may not be transferred except as a whole by the depository for the global security to a nominee of such depository or by a nominee of such depository to such depository or another nominee of such depository or by the depository or any nominee of such depository to a successor depository or a nominee of such successor. The specific terms of the depository arrangement with respect to a series of debt securities that differ from the terms described here will be described in the applicable prospectus supplement.

Unless otherwise indicated in the applicable prospectus supplement, we anticipate that the following provisions will apply to depository arrangements.

Upon the issuance of a global security, the depository for the global security or its nominee will credit on its book-entry registration and transfer system the respective amounts of the individual debt securities represented by such global security to the accounts of persons that have accounts with such depository, who are called “participants.” Such accounts shall be designated by the underwriters, dealers or agents with respect to the debt securities or by us if the securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to the depository’s participants or persons that may hold interests through such participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable depository or its nominee (with respect to beneficial interests of participants) and records of the participants (with respect to beneficial interests of persons who hold through participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to own, pledge or transfer beneficial interest in a global security.

So long as the depository for a global security or its nominee is the registered owner of such global security, such depository or nominee, as the case may be, will be considered the sole owner or holder of the securities represented by such global security for all purposes under the applicable indenture. Except as provided below or in the prospectus supplement, owners of beneficial interest in a global security will not be entitled to have any of the individual debt securities of the series represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of any such debt securities in definitive form and will not be considered the owners or holders thereof under the applicable indenture.

Payments of amounts payable with respect to individual debt securities represented by a global security registered in the name of a depository or its nominee will be made to the depository or its nominee, as the case may be, as the registered owner of the global security representing such debt securities. None of us, our officers and board members or any trustee, paying agent or security registrar for an individual series of debt securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security for such securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that the depository for a series of debt securities offered by means of this prospectus or its nominee, upon receipt of any payment of principal, premium, interest or other amount in respect of a permanent global security representing any of such debt securities, will immediately credit its participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global security as shown on the records of such depository or its nominee. We also expect that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers registered in “street name.” Such payments will be the responsibility of such participants.

If a depository for a series of debt securities is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by us within 90 days, we will issue individual debt securities of such series in exchange for the global security representing such series of debt securities. In addition, we may, at any time and in our sole discretion, subject to any limitations described in the applicable prospectus supplement relating to such debt securities, determine not to have any debt securities of such series represented by one or more global securities and, in such event, will issue individual debt securities of such series in exchange for the global security or securities representing such series of debt securities.

Payment and Paying Agents

We will pay principal and any premium or interest on a debt security to the person in whose name the debt security is registered at the close of business on the regular record date for such interest.

We will pay principal and any premium or interest on the debt securities at the office of our designated paying agent. Unless the prospectus supplement indicates otherwise, the trustee will act as our paying agent.

Any other paying agents we designate for the debt securities of a particular series will be named in the prospectus supplement. We may designate additional paying agents, rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, but we must maintain a paying agent in each place of payment for the debt securities.

The paying agent will return to us all money we pay to it for the payment of the principal, premium or interest on any debt security that remains unclaimed for a specified period. Thereafter, the holder may look only to us for payment, as an unsecured general creditor.

Limitation on Mergers and Consolidations

So long as any debt securities of a series remain outstanding, we may not consolidate or merge with or into any Person, or sell, lease, convey or otherwise dispose of all or substantially all of our assets, or assign any of our obligations under an indenture or the debt securities, to any Person, unless:

(1)	the Person formed by or surviving such consolidation or merger (if other than us), or to which such sale, lease, conveyance or other disposition or arrangement shall be made (collectively, the “Successor”), is a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia and the Successor assumes by supplemental indenture in a form reasonably satisfactory to the trustee all of our obligations under the indenture and under the debt securities;

(2)	immediately after giving effect to such transaction, no event that is, or after notice or passage of time would be an event of default under the indenture shall have occurred and be continuing; and

(3)	we shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the applicable indenture.

The Successor shall be the successor to us and shall succeed to, and be substituted for, and may exercise every right and power of, us under the indenture, and we (except in the case of a lease) shall be released from the obligation to pay the principal of and interest on the debt securities.

Events of Default

Each of the following will constitute an Event of Default under each indenture with respect to each series of debt securities:

(1)	failure to pay interest on the debt securities when due, which failure continues for 30 days;

(2)	failure to pay principal of the debt securities when due;

(3)	failure to comply with “—Limitation on Mergers and Consolidations”;

(4)	failure to observe or perform any other covenant of ours set forth in the indenture for the series of debt securities, which failure continues for 90 days after notice as provided in the indenture;

(5)	certain events of bankruptcy, insolvency or reorganization with respect to us (the “bankruptcy provision”);

(6)	any default or event of default under any Indebtedness of ours or any of our Subsidiaries (other than any Indebtedness of ours or any Subsidiary to the seller of a business or asset incurred in connection with the purchase thereof), which default or event of default results in at least $50 million of aggregate principal amount of such Indebtedness being declared due and payable prior to maturity; and

(7)	failure by us or any of our Subsidiaries to pay at maturity or otherwise when due (after giving effect to any applicable grace period) at least $50 million aggregate principal amount of Indebtedness at any one time.

After the occurrence of an Event of Default, the trustee is required to transmit notice thereof to the holders of the debt securities within 60 days after it occurs or promptly upon the trustee attaining knowledge thereof, whichever is earlier. Except in the case of a default in the payment of the principal of or interest on the debt securities, the trustee may withhold such notice if and so long as the trustee, in good faith, determines that the withholding of such notice is in the interests of the holders of the debt securities. If an Event of Default (other than the bankruptcy provision) occurs and is continuing with respect to a series of debt securities, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may declare the principal of and accrued but unpaid interest on all the debt securities of that series immediately due and payable. If a bankruptcy event occurs, the principal of and accrued and unpaid interest on all the debt securities shall become immediately due and payable without any declaration or other act on the part of the trustee or any holders of such debt securities. However, if prior to the entry of any judgment or decree for the accelerated amount, we shall pay or deposit with the trustee all principal and interest in arrears, the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of a series shall have the right to waive all defaults and the consequences of having all principal payments due. This waiver will not, however, be operative as against nor impair any rights arising as a result of any subsequent Event of Default. The trustee will not be charged with knowledge of any Event of Default other than our failure to make principal and interest payments unless actual written notice thereof is received by the trustee.

The indenture contains provisions regarding limitations on the right to institute legal proceedings. No holder of debt securities of a series shall have the right to institute an action or proceeding for rights arising under the indenture unless:

(1)	such holder has given written notice of default to the trustee;

(2)	the holders of not less than 25% of the aggregate principal amount of the outstanding debt securities of that series shall have made a written request to the trustee to institute an action and offered the trustee such indemnification satisfactory to it;

(3)	the trustee shall have not commenced such action within 60 days of receipt of such notice and indemnification offer; and

(4)	no direction inconsistent with such request has been given to the trustee by the holders of a majority of the aggregate principal amount of the outstanding debt securities of that series.

Notwithstanding the foregoing, subject to applicable law, nothing shall prevent the holders of debt securities of a series from enforcing payment of the principal of or interest on their debt securities.

The holders of a majority in aggregate principal amount of the outstanding debt securities of a series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series. The trustee, however, may refuse to follow such direction if the trustee determines that the action so directed may not lawfully be taken, or that the action so directed would be unduly prejudicial to the holders of the debt securities of a series not taking part in such action or that such action would involve the trustee in personal liability.

The indenture provides that, in case an Event of Default shall occur (which shall not have been cured or waived), the trustee will be required to use the degree of care a prudent person would use in the conduct of their own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of the debt securities of a series unless they shall have offered the trustee security or indemnity satisfactory to it.

We will be required to furnish to the trustee annually a statement as to the fulfillment by us of all our obligations under the indenture. In addition, we are required to notify the trustee of the occurrence of certain events of default in accordance with the indenture.

Supplemental Indentures

We and the trustee may enter into supplemental indentures and indentures without the consent of any holders of debt securities with respect to specific matters, including:

•	to cure any ambiguity, defect or inconsistency;

•	to provide for the assumption by a Successor of our obligations under the indenture in accordance with the provisions described above under “—Limitation on Mergers and Consolidations”;

•	to provide for uncertificated securities in addition to or in place of certificated securities;

•	to add to the covenants for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon us or to add any additional events of default for the benefit of all or any series of debt securities;

•	to make any change that does not adversely affect the rights of any holder of debt securities in any material respect;

•	to provide for the issuance of and establish the form and terms and conditions of debt securities of any series, to establish the form of any certifications required to be furnished pursuant to the terms of an indenture or any series of debt securities or to add to the rights of the holders of any series of debt securities; or

•	to evidence and provide for the acceptance of appointment by a successor trustee with respect to the debt securities of one or more series and to add or change any of the provisions of an indenture as necessary to provide for or facilitate the administration of the trusts by more than one trustee.

In addition, under the indentures, the rights of holders of a series of debt securities may be changed by us and the trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, we and the trustee may only make the following changes with the consent of the holder of each debt security affected:

•	changing the fixed maturity of principal or interest payments on the debt securities;

•	reducing the principal amount or reducing the rate of interest, or any premium payable upon the redemption, or change the currency, or impair the right to enforce any payment of the security after maturity thereof, of any debt securities; or

•	reducing the percentage of debt securities of any series the holders of which are required to consent to any amendment or waiver.

The holders of a majority in principal amount of the outstanding debt securities of any series may waive any past default under the indenture with respect to debt securities of that series, except a default in the payment of principal, premium or interest on any debt security of that series or in respect of a covenant or provision of the indenture that cannot be amended without each holder’s consent.

Except in limited circumstances, we may set any day as a record date for the purpose of determining the holders of outstanding debt securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the indentures. In limited circumstances, the trustee may set a record date. To be effective, the action must be taken by holders of the requisite principal amount of such debt securities within a specified period following the record date.

Defeasance; Satisfaction and Discharge

Unless otherwise provided in the prospectus supplement, at any time, we may terminate all of our obligations under a series of debt securities and our obligations under an indenture with respect to that series of debt securities, or “legal defeasance,” except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the debt securities of a series, to replace mutilated, destroyed, lost or stolen debt securities and to maintain a registrar and paying agent in respect of the debt securities.

In addition, unless otherwise provided in the prospectus supplement, at any time we may terminate with respect to any series of senior debt securities our and our Subsidiaries’ obligations under certain covenants as described in any prospectus supplement.

We may exercise our legal defeasance option with respect to a series of senior debt securities notwithstanding the prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, payment of the debt securities of a series may not be accelerated because of an event of default with respect thereto. If we exercise our covenant defeasance option with respect to a series of senior debt securities, payment of the debt securities may not be accelerated because of an event of default specified in clause (4) under “—Events of Default” above due to a violation of covenants.

In order to exercise either of our defeasance options as to debt securities of a series, we must irrevocably deposit in trust (the “defeasance trust”) with the trustee money or Governmental Obligations sufficient to pay all remaining principal and interest on the debt securities, and must comply with certain other conditions, including delivery to the trustee of an opinion of counsel to the effect that holders of the debt securities of such series will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

Our obligations under the applicable indenture will cease to be of further effect with respect to a series of debt securities when

•	either (1) all securities of that series have been delivered (except lost, stolen or destroyed securities which have been replaced or paid and the securities for whose payment money or noncallable government obligations has theretofore been deposited in trust or segregated and held in trust by the company and thereafter repaid to us or discharged from such trust in accordance with the indenture) to the trustee for cancellation, or (2) all such securities not theretofore delivered to the trustee for cancellation have become due and payable, will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption and we have deposited or caused to be deposited with the trustee, in trust, money, noncallable government obligations or a combination thereof, in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge the entire indebtedness on such debt securities not theretofore delivered to the trustee for cancellation, for principal (and premium, if any) and interest, to the date of maturity or date of redemption, as the case may be;

•	we have paid or caused to be paid all sums payable by us under the indenture with respect to such series; and

•	we have delivered an officers’ certificate and an opinion of counsel relating to compliance with the conditions set forth in the indenture.

Governing Law

The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

COMMON STOCK

The following description of our common stock, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provisions of the common stock that may be offered under this prospectus. This description summarizes certain provisions of our certificate of incorporation and by-laws. For the complete terms of our common stock, please refer to our certificate of incorporation and bylaws that are filed as exhibits to our reports incorporated by reference into the registration statement that includes this prospectus. You should read these documents, which may be obtained as described above under “Where to Find Additional Information.” The General Corporation Law of Delaware may also affect the terms of our common stock.

General

Our certificate of incorporation provides that we have authority to issue 265 million shares of our common stock, par value $0.10 per share. At September 30, 2014, there were 89.4 million shares of common stock issued and outstanding (net of shares held in treasury). In addition, as of that date, approximately 3.39 million shares of common stock were issuable upon exercise of outstanding stock options, and additional shares of common stock were issuable upon the conversion of outstanding convertible securities. The outstanding shares of our common stock are fully paid and nonassessable.

Voting Rights

Each holder of common stock is entitled to attend all special and annual meetings of the stockholders and to vote upon any matter, including, without limitation, the election of directors. Holders of common stock are entitled to one vote per share.

Liquidation Rights

In the event of any dissolution, liquidation or winding up of us, whether voluntary or involuntary, the holders of common stock will be entitled to participate in the distribution of any assets remaining after we have paid all of our debts and liabilities and have paid, or set aside for payment, to the holders of any class of stock having preference over the common stock in the event of dissolution, liquidation or winding up, the full preferential amounts, if any, to which they are entitled.

Dividends

Dividends may be paid on the common stock and on any class or series of stock entitled to participate therewith when and as declared by the board. We have not historically paid dividends on our common stock. In addition, our credit facilities in effect from time to time may place certain limits on the payment of dividends.

Other Rights and Restrictions

The holders of common stock have no preemptive or subscription rights to purchase additional securities issued by us, nor any rights to convert their common stock into other of our securities or to have their shares of common stock redeemed by us. Our common stock is not subject to redemption by us. Our certificate of incorporation and by-laws do not restrict the ability of a holder of common stock to transfer his or her shares of common stock. When we issue shares of common stock under this prospectus, the shares will be fully paid and non-assessable.

Listing

Our common stock is listed on The New York Stock Exchange under the symbol “LH.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

Limitations of Director Liability

Delaware law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors’ fiduciary duty of care. Although Delaware law does not change directors’ duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. Our certificate of incorporation limits the liability of directors to us and our stockholders to the full extent permitted by Delaware law. Specifically, directors are not personally liable for monetary damages to us or our stockholders for breach of the director’s fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions; and

•	any transaction from which the director derived an improper personal benefit.

Indemnification

To the maximum extent permitted by law, our certificate of incorporation provides for mandatory indemnification of directors and officers against any expense, liability or loss to which they may become subject, or which they may incur as a result of being or having been a director or officer. In addition, we must advance or reimburse directors and officers for expenses they incur in connection with indemnifiable claims. We also maintain directors’ and officers’ liability insurance.

PREFERRED STOCK

The following description of our preferred stock, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provisions of the preferred stock that may be offered under this prospectus. We will file a copy of the certificate of designations that contains the terms of each new series of preferred stock with the SEC each time we issue a new series of preferred stock, and these certificates of designations will be incorporated by reference into the registration statement of which this prospectus is a part. Each certificate of designation will establish the number of shares included in a designated series and fix the designations, powers, privileges, preferences and rights of the shares of each series as well as any applicable qualifications, limitations or restrictions. For the complete terms of our preferred stock, in addition to the applicable certificate of designations, please refer to our certificate of incorporation and bylaws that are filed as exhibits to our reports incorporated by reference into the registration statement that includes this prospectus. The General Corporation Law of Delaware, as amended, may also affect the terms of our preferred stock.

General

We are authorized to issue 30 million shares of preferred stock, par value $.10 per share, of which no shares are issued and outstanding. The Board of Directors has the authority, without any further vote or action by the stockholders, to issue preferred stock in one or more series and to fix the number of shares, designations, relative rights (including voting rights), preferences and limitations of such series to the full extent now or hereafter permitted by Delaware law.

Preferred Stock That May Be Offered

Our board is authorized to issue the preferred stock in one or more series and to fix and designate the rights, preferences, privileges and restrictions of the preferred stock, including:

•	dividend rights;

•	conversion rights;

•	voting rights;

•	redemption rights and terms of redemption; and

•	liquidation preferences.

Our board may fix the number of shares constituting any series and the designations of these series.

The rights, preferences, privileges and restrictions of the preferred stock of each series will be fixed by a certificate of designations relating to each series. The prospectus supplement relating to each series will specify the terms of the preferred stock, including:

•	the maximum number of shares in the series and the distinctive designation;

•	the terms on which dividends will be paid, if any;

•	the terms on which the shares may be redeemed, if at all;

•	the liquidation preference, if any;

•	the terms of any retirement or sinking fund for the purchase or redemption of the shares of the series;

•	the terms and conditions, if any, on which the shares of the series will be convertible into, or exchangeable for, shares of any other class or classes of capital stock;

•	the voting rights, if any, on the shares of the series; and

•	any or all other preferences and relative, participating, optional or other special rights or qualifications, limitations or restrictions of the shares.

We will describe the specific terms of a particular series of preferred stock in the prospectus supplement relating to that series. The description of preferred stock above is not complete. You should refer to the applicable prospectus supplement, certificate of incorporation and certificate of designations for complete information.

Voting Rights

The General Corporation Law of Delaware provides that the holders of preferred stock will have the right to vote separately as a class on any proposal involving fundamental changes in the rights of holders of that preferred stock. This right is in addition to any voting rights that may be provided for in the applicable certificate of designations.

Other

Our issuance of preferred stock may have the effect of delaying or preventing a change in control of the Company. Our issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of common stock or other series of preferred stock or could adversely affect the rights and powers, including voting rights, of the holders of common stock or other series of preferred stock. The issuance of preferred stock could have the effect of decreasing the market price of our common stock.

Transfer Agent and Registrar

The transfer agent and registrar for the preferred stock will be set forth in the applicable prospectus supplement.

WARRANTS

The following description, together with the additional information we may include in any applicable prospectus supplement, summarizes the material terms and provisions of the warrants that may be offered under this prospectus and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any warrants we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement.

General

We may issue warrants for the purchase of our senior or subordinated debt securities, common stock or preferred stock. We may issue warrants independently or together with other securities, and they may be attached to or separate from the other securities. Each series of warrants will be issued under a separate warrant agreement that we will enter into with American Stock Transfer & Trust Company, or another bank or trust company, as warrant agent, as detailed in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation, or agency or trust relationship, with you. We will file a copy of the warrant and warrant agreement with the SEC each time we issue a series of warrants, and these warrants and warrant agreements will be incorporated by reference into the registration statement of which this prospectus is a part. You should refer to the provisions of the applicable warrant agreement and prospectus supplement for more specific information.

The prospectus supplement relating to a particular issue of warrants will describe the terms of those warrants, including, where applicable:

•	the title of the warrants;

•	the designation, amount and terms of the securities for which the warrants are exercisable and the procedures and conditions relating to the exercise of such warrants;

•	the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each such security;

•	the price or prices at which the warrants will be issued;

•	the aggregate number of warrants;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

•	if applicable, the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;

•	if material, a discussion of the material U.S. federal income tax considerations applicable to the exercise of the warrants;

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants;

•	the date on which the right to exercise the warrants shall commence, and the date on which the right shall expire;

•	the maximum or minimum number of warrants that may be exercised at any time;

•	information with respect to book-entry procedures, if any; and

•	any other material terms of the warrants.

Before exercising our warrants, a holder of our warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including the right to receive dividends, if any, or payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants

Each warrant will entitle the holder thereof to purchase for cash or other consideration specified in an applicable prospectus supplement the amount of debt securities, the number of shares of preferred stock and the number of shares of common stock at the exercise price as shall in each case be set forth in, or be determinable as set forth in, the applicable prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Warrants may be exercised as set forth in the applicable prospectus supplement relating to the warrants offered thereby. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, forward the purchased securities. If less than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants. Holders of warrants will be required to pay any tax or governmental charge that may be imposed in connection with transferring the underlying securities in connection with the exercise of the warrants.

Enforceability of Rights of Holders of Warrants

Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as a warrant agent for more than one series of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, that holder’s warrants.

SELLING SECURITYHOLDERS

Selling securityholders are persons or entities that, directly or indirectly, have acquired or will from time to time acquire, securities in various private or other transactions. Such selling securityholders may be parties to registration rights agreements with us, or we otherwise may have agreed or will agree to register their securities for resale. The purchasers of our securities, as well as their transferees, pledges, donees or successors, all of whom we refer to as “selling securityholders,” may from time to time offer and sell the securities pursuant to this prospectus and any applicable prospectus supplement.

The applicable prospectus supplement will set forth the name of each of the selling securityholders and the number of shares of our common stock or other relevant securities beneficially owned by such selling securityholders that are covered by such prospectus supplement.

LEGAL MATTERS

Hogan Lovells US LLP, New York, New York, will provide us with an opinion as to the legal validity of the securities offered hereby unless otherwise stated in the applicable prospectus supplement.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2013 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Covance and its subsidiaries at December 31, 2013 and 2012, and for each of the three years in the period ended December 31, 2013, incorporated by reference into this prospectus from our Current Report on Form 8-K filed on December 4, 2014 have been audited by Ernst & Young LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given on their authority as experts in accounting and auditing.

$2,900,000,000

Laboratory Corporation of America Holdings

$500,000,000 2.625% Senior Notes due 2020

$500,000,000 3.200% Senior Notes due 2022

$1,000,000,000 3.600% Senior Notes due 2025

$900,000,000 4.700% Senior Notes due 2045

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

BofA Merrill Lynch	Wells Fargo Securities	Credit Suisse

Co-Managers

Barclays	KeyBanc Capital Markets	MUFG	PNC Capital Markets LLC

TD Securities	US Bancorp

BNY Mellon Capital Markets, LLC	Credit Agricole CIB	Fifth Third Securities

January 21, 2015